Exhibit 4.9

TERMS AND CONDITIONS FOR

MILLICOM INTERNATIONAL CELLULAR S.A.

SEK 2,000,000,000

SENIOR UNSECURED FLOATING RATE SUSTAINABILITY NOTES

ISIN: SE0012454841

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TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION	1
2.	STATUS OF THE NOTES	32
3.	USE OF PROCEEDS	33
4.	CONDITIONS PRECEDENT	33
5.	NOTES IN BOOK-ENTRY FORM	34
6.	RIGHT TO ACT ON BEHALF OF A NOTEHOLDER	34
7.	PAYMENTS IN RESPECT OF THE NOTES	35
8.	INTEREST	35
9.	REDEMPTION AND REPURCHASE OF THE NOTES	36
10.	INFORMATION TO NOTEHOLDERS	40
11.	GENERAL UNDERTAKINGS	41
12.	ACCELERATION OF THE NOTES	47
13.	DISTRIBUTION OF PROCEEDS	50
14.	DECISIONS BY NOTEHOLDERS	50
15.	NOTEHOLDERS’ MEETING	53
16.	WRITTEN PROCEDURE	54
17.	AMENDMENTS AND WAIVERS	54
18.	APPOINTMENT AND REPLACEMENT OF THE TRUSTEE	55
19.	APPOINTMENT AND REPLACEMENT OF THE ISSUING AGENT	58
20.	APPOINTMENT AND REPLACEMENT OF THE CSD	58
21.	NO DIRECT ACTIONS BY NOTEHOLDERS	59
22.	PRESCRIPTION	59
23.	NOTICES AND PRESS RELEASES	59
24.	FORCE MAJEURE AND LIMITATION OF LIABILITY	60
25.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	60
26.	GOVERNING LAW AND JURISDICTION	60

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1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In these terms and conditions (the “Terms and Conditions”):

“Account Operator” means a bank or other party duly authorised to operate as an account operator pursuant to the Financial Instruments Accounts Act and through which a Noteholder has opened a Securities Account in respect of its Notes.

“Acquired Debt” means Financial Indebtedness of a person or its Subsidiary:

(a)	incurred and outstanding on the date on which such person (i) was acquired by a Group Company or (ii) is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) a Group Company; or

(b)	incurred to provide all or part of the funds utilised to consummate the transaction or series of related transactions pursuant to which such person became a Restricted Subsidiary or was otherwise acquired by a Group Company; provided that, after giving pro forma effect to the transactions by which such person became a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with a Group Company, (i) the Issuer would have been able to incur $1.00 (or its equivalent in any other currency or currencies) of additional Financial Indebtedness pursuant to clause (a) of Condition 11.3 hereof; or (ii) the Net Leverage Ratio would not be greater than such ratio before giving effect to such transactions.

“Additional Notes” means any Notes issued after the First Issue Date on one or more occasions.

“Adjusted Nominal Amount” means the Total Nominal Amount less the Nominal Amount of all Notes owned by a Group Company or an Affiliate, irrespective of whether such person is directly registered as owner of such Notes.

“Affiliate” means (i) means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, and (ii) any other person or entity owning any Notes (irrespective of whether such person is directly registered as owner of such Notes) that has undertaken towards a Group Company or an entity referred to in item (i) to vote for such Notes in accordance with the instructions given by a Group Company or an entity referred to in item (i).

“Asset Disposition” means any transfer, conveyance, sale, lease or other disposition by a Group Company (including a consolidation or merger or other sale of any Restricted Subsidiary with, into or to another person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the Issuer, but excluding a disposition by a Restricted Subsidiary which is an 80 per cent. or more owned Restricted Subsidiary of the Issuer) of (i) shares of Capital Stock (other than directors’ qualifying shares and shares to be held by third parties to satisfy applicable legal requirements) or other ownership interests of a Restricted Subsidiary, (ii) substantially all of the assets of a Group Company representing a division or line of business or (iii) other assets or rights of a Group Company outside of the ordinary course of business; provided that the term “Asset Disposition” shall not include:

(a)	any dispositions of assets in a single transaction or series of transactions with an aggregate Fair Market Value in any calendar year of not more than the greater of (x) $25 million (or its equivalent in any other currency or currencies) and (y) 1 per cent. of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of $25 million (or its equivalent in any other currency or currencies) and 1 per cent. of Total Assets of carried over amounts for any calendar year);

(b)	any disposition of Tower Equipment, including any sale/leaseback transaction; provided that any cash or Cash Equivalents received in connection with such disposition or sale/leaseback transaction must be applied in accordance with Condition 11.5;

(c)	any Specified Subsidiary Sale;

(d)	a transfer of assets between or among Group Companies;

(e)	the issuance of Capital Stock by a Restricted Subsidiary to another Group Company;

(f)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than a Group Company) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(g)	the sale, lease or other transfer of products, services, accounts receivable, inventory or other assets in the ordinary course of business and any sale or other disposition of damaged, surplus, worn-out or obsolete assets;

(h)	dispositions in connection with Permitted Liens;

(i)	disposals of assets, rights or revenue not constituting part of the Permitted Business and other disposals of non-core assets acquired in connection with any acquisition permitted under these Terms and Conditions;

(j)	licenses and sublicenses of a Group Company in the ordinary course of business;

(k)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(l)	the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(m)	the granting of Liens not prohibited by Condition 11.4 hereof;

(n)	a transfer or disposition of assets that is governed by the provisions of these Terms and Conditions described under Condition 11.6 hereof;

(o)	the sale or other disposition of cash or Cash Equivalents;

(p)	the foreclosure, condemnation or any similar action with respect to any property or other assets;

(q)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, and Investments in a Receivables Entity consisting of cash or Securitisation Obligations;

(r)	any disposition or expropriation of assets or Capital Stock which a Group Company is required by, or made in response to concerns raised by, a regulatory authority or court of competent jurisdiction;

(s)	any disposition of Capital Stock, Financial Indebtedness or other securities of an Unrestricted Subsidiary;

(t)	disposal of non-core assets acquired in connection with any acquisition permitted under these Terms and Conditions;

(u)	any disposition of assets to a person who is providing services related to such assets, the provision of which have been or are to be outsourced by a Group Company to such person;

(v)	any disposition of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such disposition is applied in accordance with the requirements set forth in Condition 11.5;

(w)	any sale or disposition with respect to property built, repaired, improved, owned or otherwise acquired by a Group Company pursuant to customary sale and leaseback transactions, asset securitisations and other similar financings permitted by these Terms and Conditions;

(x)	any dispositions constituting the surrender of tax losses by a Group Company (i) to another Group Company; (ii) in order to eliminate, satisfy or discharge any tax liability of any person that was formerly a Subsidiary of the Issuer which has been disposed of pursuant to a disposal permitted by the terms of these Terms and Conditions, to the extent that a Group Company would have a liability (in the form of an indemnification obligation or otherwise) to one or more persons in relation to such tax liability if not so eliminated, satisfied or discharged; and

(y)	any other disposal of assets not described in clauses (a) to (x) above comprising in aggregate percentage value 10 per cent. or less of Total Assets.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated pursuant thereto (the “Exchange Act”), except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Business Day” means a day in Luxembourg or Sweden other than a Sunday or other public holiday. Saturdays, Midsummer Eve (midsommarafton), Christmas Eve (julafton) and New Year’s Eve (nyårsafton) and any other day on which banking institutions are closed in Luxembourg or Sweden shall for the purpose of this definition be deemed to be public holidays.

“Business Day Convention” means the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.

“Capital Lease Obligation” means the obligation to pay rent or other payment amounts under a lease of real or personal property of a person which is required to be classified and accounted for as a capital lease on the face of a statement of financial position of such person in accordance with IFRS. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of Financial Indebtedness represented by such obligation shall be the capitalised amount thereof that would appear on the face of a statement of financial position of such person in accordance with IFRS.

“Capital Stock” of any person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock or other equity participation, including partnership interests, whether general or limited, of such person.

“Cash Equivalents” means, with respect to any person:

(a)	(i) direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein and (ii) any direct obligations of, or obligations guaranteed by, a member of the European Union for the payment of which the full faith and credit of such member of the European Union is pledged and which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein;

(b)	term deposit accounts (excluding current and demand deposit accounts), certificates of deposit and Eurodollar time deposits and money market deposits and bankers’ acceptances, in each case, issued by or with (i) Banco Itaú BBA, BBVA, BNP Paribas, Citigroup, Credit Agricole CIB, DNB, Goldman Sachs, J.P. Morgan, ICBC, Bank of China, Nordea, Standard Bank, Standard Chartered Bank, The Bank of Nova Scotia, Morgan Stanley, and their respective Affiliates (ii) a bank or trust company which is organised under the laws of the United States of America, any state thereof, the United Kingdom, Switzerland, Canada, Australia or any member state of the European Union, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100,000,000 (or its equivalent in any other currency or currencies) and has outstanding debt which is rated “A3/A-” (or such similar equivalent rating) or higher by at least one nationally recognised statistical rating organisation (as defined in Rule 436 under the United States Securities Act of 1933, as amended from time to time), or (iii) any money market fund sponsored by a U.S. registered broker dealer or mutual fund distributor;

(c)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in paragraphs (b)(i) and (ii) entered into with any financial institution meeting the qualifications specified in paragraph (b)(ii) above;

(d)	commercial paper having one of the two highest ratings obtainable from Fitch Ratings Ltd or Moody’s Investor Services Limited and in each case maturing within 365 days after the date of acquisition;

(e)	money market funds mutual funds at least 95 per cent. of the assets of which constitute Cash Equivalents of the types described in paragraphs (a) through (d) of this definition; and

(f)	with respect to any person organised under the laws of, or having its principal business operations in, a jurisdiction outside the United States, the United Kingdom or the European Union, those investments that are of the same type as investments in paragraphs (a), (c) and (d) of this definition except that the obligor thereon is organised under the laws of the country (or any political subdivision thereof) in which such person is organised or conducting business.

“Change of Control” means:

(a)	any person (other than a Permitted Holder) becomes the Beneficial Owner, directly or indirectly, of more than 50 per cent. of the Voting Stock of the Issuer, measured by voting power rather than number of shares;

(b)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its subsidiaries, taken as a whole, to any person (other than a Permitted Holder) occurs; or

(c)	a plan relating to the liquidation or dissolution of the Issuer is adopted.

“Change of Control Triggering Event” means the occurrence of a Change of Control and a Rating Decline, provided that if at the time a Change of Control occurs the Issuer is not rated by any Rating Agency, then a Change of Control Triggering Event shall be deemed to occur upon the occurrence of a Change of Control.

“Consolidated EBITDA” means, for any period, operating profit of the Issuer, as such amount is determined on a consolidated basis in accordance with IFRS, plus the sum of the following amounts, in each case, without duplication. Losses shall be added (as a positive number) and gains shall be deducted, in each case, to the extent such amounts were included in calculating operating profit:

(a)	depreciation and amortisation expenses;

(b)	the net loss or gain on the disposal and impairment of assets;

(c)	share-based compensation expenses;

(d)	at the Issuer’s option, other non-cash charges reducing operating profit (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating profit to such extent, and excluding amortisation of a prepaid cash item that was paid in a prior period) less other non cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (x) a receipt of cash payments in any future period, (y) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (z) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);

(e)	any material extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(f)	at the Issuer’s option, the effects of adjustments in its consolidated financial statements pursuant to IFRS (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortisation or write-off or write- down of amounts thereof, net of taxes;

(g)	any reasonable expenses, charges or other costs related to any sale of Capital Stock (other than Redeemable Stock) of the Issuer or a Holding Company of the Issuer, Investment, acquisition, disposition, recapitalization or the incurrence, waiver or amendment of any Financial Indebtedness (or the refinancing thereof) (whether or not successful or consummated), in each case, as determined in good faith by a responsible financial or accounting officer of the Issuer;

(h)	any gains or losses on associates;

(i)	any unrealised gains or losses due to changes in the fair value of equity Investments;

(j)	any unrealised gains or losses due to changes in the fair value of Permitted Interest Rate, Currency or Commodity Price Agreements;

(k)	any unrealised gains or losses due to changes in the carrying value of put options in respect of Capital Stock of, or voting rights with respect to, any Subsidiary, joint venture or associate;

(l)	any unrealised gains or losses due to changes in the carrying value of call options in respect of Capital Stock of, or voting rights with respect to, any Subsidiary, joint venture or associate;

(m)	any net foreign exchange gains or losses;

(n)	at the Issuer’s option, any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(o)	accruals and reserves that are established or adjusted within twelve months after the closing date of any acquisition that are so required to be established or adjusted as a result of such acquisition that are so required to be established as a result of such acquisition in accordance with IFRS;

(p)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Issuer or a Restricted Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period);

(q)	the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets;

(r)	any net gain (or loss) realised upon any sale/leaseback transaction that is not sold or otherwise disposed of in the ordinary course of business, determined in good faith by a responsible financial or accounting officer of the Issuer;

(s)	the amount of loss on the sale or transfer of any assets in connection with an asset securitisation program, receivables factoring transaction or other receivables transaction (including, without limitation, a Qualified Receivables Transaction); and

(t)	Specified Legal Expenses.

For the purposes of calculating Consolidated EBITDA for any period, as of such date of determination:

(i)	if, since the beginning of such period the Issuer or any Restricted Subsidiary has made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), including any Sale occurring in connection with a transaction causing a calculation to be made hereunder, then Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(ii)	if, since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, then Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(iii)	if, since the beginning of such period any person (that became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to paragraphs (i) or (ii) above if made by the Issuer or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period, including anticipated synergies and cost savings as if such Sale or Purchase occurred on the first day of such period;

(iv)	whenever pro forma effect is applied, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Issuer (including in respect of anticipated synergies and cost savings) as though the full effect of synergies and cost savings were realised on the first day of the relevant period and shall also include the reasonably anticipated full run rate cost savings effect (as calculated in good faith by a responsible financial or chief accounting officer of the Issuer) of cost savings programs that have been initiated by the Issuer or its Restricted Subsidiaries as though such cost savings programs had been fully implemented on the first day of the relevant period;

(v)	for the purposes of determining the amount of Consolidated EBITDA under this definition denominated in a foreign currency, the Issuer may, at its option, calculate the U.S. Dollar equivalent amount of such Consolidated EBITDA based on either (i) the weighted average exchange rates for the relevant period used in the consolidated financial statements of the Issuer for such relevant period or (ii) the relevant currency exchange rate in effect on the First Issue Date; and

(vi)	the amount of any fees payable by any member of the Group to another member of the Group in connection with any services rendered (including, without limitation, any management fees, value creation fees and similar fees), shall be excluded.

For the purpose of calculating the Consolidated EBITDA of the Issuer, any Joint Venture Consolidated EBITDA shall be added to the amount determined in accordance with the foregoing.

“Consolidated Net Debt” means, with respect to the Issuer as of any date of determination, the sum without duplication of:

(a)	the total amount of Financial Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis that would be stated on the statement of financial position of the Issuer as of such date in accordance with IFRS, minus

(b)	the sum without duplication of (i) all Financial Indebtedness outstanding under Minority Shareholder Loans, (ii) any Financial Indebtedness which is a contingent obligation of the Issuer or its Restricted Subsidiaries on such date, (iii) all Financial Indebtedness permitted by paragraph (c) of the definition of Permitted Financial Indebtedness and (iv) all Financial Indebtedness permitted by paragraph (q) of the definition of Permitted Financial Indebtedness, minus

(c)	the amount of cash and Cash Equivalents (other than cash or Cash Equivalents received from the incurrence of Financial Indebtedness by the Issuer or any of its Restricted Subsidiaries to the extent such cash or Cash Equivalents has not been subsequently applied or used for any purpose not prohibited by these Terms and Conditions) of the Issuer and its Restricted Subsidiaries on a consolidated basis that would be stated on the statement of financial position of the Issuer as of such date in accordance with IFRS, excluding, for the avoidance of doubt, Restricted Cash.

“Credit Facility” means, a debt facility, arrangement, instrument, trust deed, note purchase agreement, indenture, purchase money financing, commercial paper facility or overdraft facility with banks or other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Financial Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended, in whole or in part from time to time, and in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including, but not limited to, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Financial Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (iii) increasing the amount of Financial Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Cross Acceleration” means any Financial Indebtedness of the Issuer or any of its Restricted Subsidiaries is cancelled, or declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

“Cross Payment Default” means any event of default (howsoever described) arising from a failure by the Issuer or any of its Restricted Subsidiaries to pay any Financial Indebtedness when due or within any originally applicable grace period.

“CSD” means the Issuer’s central securities depository and registrar in respect of the Notes, Euroclear Sweden AB, Swedish Reg. No. 556112-8074, P.O. Box 191, 101 23 Stockholm, Sweden, or another party replacing it, as CSD, in accordance with these Terms and Conditions.

“CSD Regulations” means the CSD’s rules and regulations applicable to the Issuer, the Trustee and the Notes from time to time.

“Default” means an Event of Default or any event or circumstance specified in Condition 12.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Eligible Assets and Projects” means one or more of the “Eligible Assets and Projects with Environmental Benefits” or “Eligible Assets and Projects with Social Benefits” identified in the Sustainability Bond Framework.

“Event of Default” means an event or circumstance specified in Condition 12.1.

“Excess Proceeds” has the meaning set forth in Condition 11.5.3.

“Excess Proceeds Offer” has the meaning set forth in Condition 9.5.1.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer’s Chief Executive Officer, Chief Financial Officer or responsible accounting or financial officer.

“Final Maturity Date” means 15 May 2024.

“Finance Documents” means the Trust Deed (including these Terms and Conditions) and any other document designated by the Issuer and the Trustee (on behalf of the Noteholders) as a Finance Document.

“Financial Indebtedness” means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

(a)	the principal of and premium, if any, in respect of every obligation of such person for money borrowed;

(b)	the principal of and premium, if any, in respect of every obligation of such person evidenced by bonds, debentures, notes or other similar instruments;

(c)	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person (but only to the extent such obligations are not reimbursed within 30 days following receipt by such person of a demand for reimbursement); and

(d)	the principal component of every obligation of the type referred to in paragraphs (a) through (c) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise to the extent not otherwise included in the Financial Indebtedness of such person.

The “amount” or “principal amount” of Financial Indebtedness at any time of determination as used herein represented by (x) any Financial Indebtedness issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with IFRS, (y) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof; and (z) any amount of Financial Indebtedness that has been cash-collateralised, to the extent so cash- collateralised, shall be excluded from any calculation of Financial Indebtedness. Notwithstanding anything else to the contrary, for all purposes under these Terms and Conditions, the amount of Financial Indebtedness incurred, repaid, redeemed, repurchased or otherwise acquired by a Group Company shall equal the liability in respect thereof determined in accordance with IFRS and reflected on the Issuer’s consolidated statement of financial position.

The term “Financial Indebtedness” shall not include:

(i)	obligations described in paragraphs (a), (b) or (d) of the first paragraph of this definition of Financial Indebtedness that are incurred by a Group Company (the “Proceeds Recipient”) and owed to a bank or other lending institution (the “On- Lend Bank”) to facilitate the substantially concurrent on-lending of proceeds (the “Proceeds On-Loan”) from Financial Indebtedness incurred by the Issuer or any Group Company (other than the Proceeds Recipient) as permitted by Condition 11.3 to the extent (A) the principal obligations in respect of the Proceeds On-Loan are secured by security over cash granted in favour of the On-Lend Bank or any of its affiliates in an amount not less than the principal amount of the Proceeds On- Loan, (B) the Proceeds On-Loan is put in place substantially concurrently with a loan by any Group Company (other than the Proceeds Recipient) to the On-Lend Bank (the “On-Lend Bank Borrowing”) pursuant to which the Proceeds Recipient is entitled to reduce the principal amount of the Proceeds On-Loan by an amount equal to the principal amount of the On-Lend Bank Borrowing if a default or acceleration occurs with respect to such On-Lend Bank Borrowing, or (C) the substantial risks and rewards of the Proceeds On-Loan are transferred, using a synthetic instrument or any other arrangement or agreement, from the On-Lend Bank to any Group Company (other than the Proceeds Recipient) in exchange for an amount not less than (x) the amount of cash granted in favour of the On-Lend Bank or any of its Affiliates, or (y) the outstanding amount of the On-Lend Bank Borrowing, as applicable, in each case as at the effective date of such transfer;

(ii)	any liability of the Issuer or any other Group Company (other than the Proceeds Recipient) attributable to a synthetic instrument or any other arrangement or agreement described in paragraph (i)(C) above to the extent such obligation under the relevant instrument, arrangement or agreement has not come due but is classified as a financial liability in accordance with IFRS and recorded as a current liability on the Issuer’s consolidated statement of financial position;

(iii)	any liability of the Issuer or any Group Company to another Group Company;

(iv)	any Restricted MFS Cash;

(v)	any liability of the Issuer attributable to put option or similar instrument, arrangement or agreement entered into after the First Issue Date granted by the Issuer relating to an interest in any other entity, in each case to the extent such option has not been exercised or such obligation under the relevant instrument, arrangement or agreement has not come due but is classified as a financial liability in accordance with IFRS, and recorded as a current liability on the Issuer’s consolidated statement of financial position;

(vi)	any standby letter of credit, performance bond or surety bond provided by a Group Company that is customary in the Permitted Business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon, are honoured in accordance with their terms;

(vii)	any deposits or prepayments received by a Group Company from a customer or subscriber for its service and any other deferred or prepaid revenue;

(viii)	any obligations to make payments in relation to earn outs;

(ix)	Financial Indebtedness which is in the nature of equity (other than redeemable shares) or equity derivatives;

(x)	Capital Lease Obligations or operating leases;

(xi)	receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any debt in respect of Qualified Receivables Transactions, including without limitation guarantees by a Receivables Entity of the obligations of another Receivables Entity;

(xii)	pension obligations or any obligation under employee plans or employment agreements;

(xiii)	any “parallel debt” obligations to the extent that such obligations mirror other Financial Indebtedness;

(xiv)	any payments or liability for assets acquired or services supplied deferred (including trade payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied;

(xv)	the principal component or liquidation preference of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (including, in each case, any accrued dividends); and

(xvi)	the net obligations of such person under any Permitted Interest Rate, Currency or Commodity Price Agreement.

For the purposes of determining compliance with any covenant in these Terms and Conditions or whether an Event of Default has occurred, in each case, where Financial Indebtedness is denominated in a currency other than U.S. Dollars, the amount of such Financial Indebtedness will be the U.S. Dollar Equivalent determined on the date of such incurrence and any covenant in these Terms and Conditions shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values; provided, however, that if any such Financial Indebtedness that is denominated in a different currency is subject to an Interest Rate, Currency or Commodity Price Agreement with respect to U.S. Dollars covering principal and premium, if any, payable on such Financial Indebtedness, the amount of such Financial Indebtedness expressed in U.S. Dollars will be adjusted to take into account the effect of such an agreement.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)	is convertible or exchangeable for Financial Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary); or

(c)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in these Terms and Conditions) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer with the Condition 9.6 and Condition 11.5 hereof.

“Financial Instruments Accounts Act” means the Swedish Financial Instruments Accounts Act (lag (1998:1479) om kontoföring av finansiella instrument).

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Issuer ending on or about 31 December in each year.

“First Call Date” means 15 May 2022.

“First Issue Date” means 15 May 2019.

“Fitch” has the meaning set forth in the definition “Rating Agency”.

“Force Majeure Event” has the meaning set forth in Condition 24.1.

“GAAP” means generally accepted accounting principles in the United States.

“Gradation” means a gradation within a Rating Category or a change to another Rating Category, which shall include: (i) “+” and “-” in the case of Fitch’s current Rating Categories (e.g., a decline from BB+ to BB would constitute a decrease of one gradation), (ii) 1, 2 and 3 in the case of Moody’s current Rating Categories (e.g., a decline from Ba1 to Ba2 would constitute a decrease of one gradation), or (iii) the equivalent in respect of successor Rating Categories of Fitch or Moody’s or Rating Categories used by Rating Agencies other than Fitch and Moody’s.

“Group” means the Issuer and its Restricted Subsidiaries (including the Issuer) from time to time (each a “Group Company”).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements, as in effect on the First Issue Date; provided that the Issuer may, at any time, irrevocably elect by written notice to the Trustee to use IFRS as in effect from time to time, and, upon such notice, references herein to IFRS shall thereafter be construed to mean IFRS as in effect from time to time. The Issuer also may, at any time, irrevocably elect by written notice to the Trustee to use GAAP as in effect from time to time in lieu of IFRS and, upon such notice, references herein to IFRS shall thereafter be construed to mean GAAP as in effect from time to time; provided that upon first reporting its fiscal year results under GAAP, the Issuer shall restate the financial statements required to be delivered under Condition 10.1.1, on the basis of GAAP for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of GAAP.

“Initial Notes” means the Notes issued on the First Issue Date.

“Insolvent” means, in respect of a relevant person, that it is deemed to be insolvent, or admits inability to pay its debts as they fall due, in each case within the meaning of Chapter 2, Sections 7-9 of the Swedish Bankruptcy Act (konkurslagen (1987:672)) (or its equivalent in any other jurisdiction), suspends making payments on any of its debts or by reason of actual financial difficulties commences negotiations with all or substantially all of its creditors (other than the Noteholders and creditors of secured debt) with a view to rescheduling any of its indebtedness (including company reorganisation under the Swedish Company Reorganisation Act (lag (1996:764) om företagsrekonstruktion) (or its equivalent in any other jurisdiction)) or is subject to involuntary winding-up, dissolution or liquidation.

“Interest” means the interest on the Notes calculated in accordance with Conditions 8.1 to 8.3.

“Interest Payment Date” means 15 May, 15 August, 15 November and 15 February of each year or, to the extent any such day is not a Business Day, the Business Day following from an application of the Business Day Convention. The first Interest Payment Date for the Initial Notes shall be 15 August 2019 and the last Interest Payment Date shall be the Final Maturity Date or any relevant Redemption Date prior thereto.

“Interest Period” means (i) in respect of the first Interest Period, the period from (but excluding) the First Issue Date to (and including) the first Interest Payment Date, and (ii) in respect of subsequent Interest Periods, the period from (but excluding) an Interest Payment Date to (and including) the next succeeding Interest Payment Date (or a shorter period if relevant).

“Interest Rate” means a per annum rate equal to STIBOR plus 2.35 per cent.

“Interest Rate, Currency or Commodity Price Agreement” of any person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

“Investment” by any person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Financial Indebtedness issued by, any other person, including any payment on a guarantee of any obligation of such other person, together with all items that are or would be classified as Investments on a statement of financial position (excluding the footnotes thereto) prepared in accordance with IFRS, but shall not include:

(a)	trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such person; or

(b)	commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing and other employee benefit plan contributions made in the ordinary course of business.

Except as otherwise provided in these Terms and Conditions, the amount of an Investment will be determined at the time the Investment is made and without giving effect to a subsequent change in value and, to the extent applicable, shall be determined based on the equity value of such Investment.

“Investment Grade” means (i) BBB- or above in the case of Fitch (or its equivalent under any successor Rating Categories of Fitch), (ii) Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), and (iii) the equivalent in respect of the Rating Categories of any Rating Agencies.

“Issuer” means Millicom International Cellular, S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 40630.

“Issuing Agent” means Nordea Bank Abp, acting through Nordea Bank Abp, filial i Sverige, or another party replacing it, as Issuing Agent, in accordance with these Terms and Conditions and the CSD Regulations.

“Joint Venture Consolidated EBITDA” means an amount equal to the product of (i) the Consolidated EBITDA of any joint venture (determined in good faith by a responsible financial or accounting officer of the Issuer on the same basis as provided for in the definition of “Consolidated EBITDA” (with the exception of clause (i) and the last sentence thereof) as if each reference to the “ Issuer and its Restricted Subsidiaries” in such definition was to such joint venture) whose financial results are not consolidated with those of the Issuer in accordance with IFRS and (ii) a percentage equal to the direct or indirect equity ownership percentage of the Issuer and/or its Restricted Subsidiaries in the Capital Stock of such joint venture and its Subsidiaries.

“Lien” means, with respect to any property or assets, any mortgage, pledge, security interest, lien, charge, encumbrance, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (i) any Investment or acquisition, including by way of merger, amalgamation or consolidation, in each case, by one or more of the Issuer and its Restricted Subsidiaries of any assets, business or person whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Financial Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Listing Failure Event” means (i) that the Note Loan is not admitted to trading on a Regulated Market within one hundred twenty (120) days following the First Issuing Date, or (ii) in the case of a successful admission, that a period of one hundred twenty (120) days has elapsed since the Note Loan ceased to be listed on a Regulated Market.

“Market Loan” means any loan or other indebtedness in the form of certificates, convertibles, subordinated debentures, notes or any other debt securities (including, for the avoidance of doubt, medium term note programmes and other market funding programmes), provided in each case that such instruments and securities are or can be subject to trade on any Regulated Market or a multilateral trading facility (as defined in Directive 2014/65/EU on markets in financial instruments).

“Material Company” means:

(a)	the Issuer;

(b)	a Significant Subsidiary; or

(c)	any other Restricted Subsidiaries which are not Significant Subsidiaries but where taken together, account for more than 10 per cent. of the Consolidated EBITDA of the Group or consolidated revenues of the Group, or whose assets, taken together, represent more than 10 per cent. of the assets of the Group.

“Minority Shareholder Loan” means Financial Indebtedness of a Restricted Subsidiary that is issued to and held by an equity owner of such Restricted Subsidiary, other than a Group Company.

“Moody’s” has the meaning set forth in the definition “Rating Agency”.

“Net Available Proceeds” from any Asset Disposition means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any assets described in clauses (iv) and (v) of Condition 11.5.1(c) and other consideration received in the form of assumption by the acquiror of Financial Indebtedness or other obligations relating to such properties or assets) therefrom by the Issuer or any of its Restricted Subsidiaries, net of:

(a)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including, without limitation, legal, consultant, accounting and investment banking fees, sales commissions, discounts and brokerage costs, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

(b)	all payments made by the Issuer or any of its Restricted Subsidiaries, on any Financial Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Financial Indebtedness or Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(c)	all distributions and other payments made to other equity holders in the Issuer’s Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d)	appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries, as the case may be, as a reserve in accordance with IFRS, against any liabilities associated with such assets and retained by the Issuer or any of its Restricted Subsidiaries, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations, relocation costs and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Issuer’s senior management or board of directors, in its reasonable good faith judgment.

“Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Net Debt to (b) the Consolidated EBITDA for the four most recent Financial Quarters ending immediately prior to such date for which consolidated financial statements are available, determined, in each case, on a pro forma basis as if any such Financial Indebtedness had been incurred, or such other Financial Indebtedness had been repaid, redeemed or repurchased, as applicable, at the beginning of such four Financial Quarter period; provided, however, that the pro forma calculation shall not give effect to (i) any Financial Indebtedness incurred on such determination date pursuant to Condition 11.3(b) (other than Financial Indebtedness incurred pursuant to paragraph (f) of the definition of “Permitted Financial Indebtedness”), or (ii) the discharge on such determination date of any Financial Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to Condition 11.3(b) (other than the discharge of Financial Indebtedness using proceeds of Financial Indebtedness incurred pursuant to paragraph (f) of the definition of “Permitted Financial Indebtedness”). For the avoidance of doubt, in determining Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Financial Indebtedness in respect of which the pro forma calculation is to be made.

“Net Proceeds” means the gross proceeds from the offering of the relevant Notes, minus (i) in respect of the Initial Notes, the costs incurred by the Issuer in conjunction with the issuance and listing on Nasdaq Stockholm (or any other Regulated Market, as applicable) thereof, and (ii) in respect of any Additional Notes, the costs incurred by the Issuer in conjunction with the issuance and listing on Nasdaq Stockholm (or any other Regulated Market, as applicable) thereof.

“Nominal Amount” has the meaning set forth in Condition 2.3.

“Noteholder” means a person who is registered on a Securities Account as direct registered owner (ägare) or nominee (förvaltare) with respect to a Note.

“Noteholders’ Meeting” means a meeting among the Noteholders held in accordance with Condition 15 (Noteholders’ Meeting).

“Note Loan” means the loan constituted by these Terms and Conditions and evidenced by the Notes.

“Notes” means the SEK Senior Unsecured Floating Rate Sustainability Notes due 15 May 2024, ISIN: SE0012454841 (including the Initial Notes and any Additional Notes), being debt instruments (skuldförbindelser) for the Nominal Amount and of the type set forth in Chapter 1 Section 3 of the Financial Instruments Accounts Act and which are issued on the terms set out in these Terms and Conditions and constituted by, are subject to and have the benefit of, the Trust Deed.

“Offer Amount” has the meaning set forth in Condition 9.5.3.

“Offer Period” has the meaning set forth in Condition 9.5.3.

“Pari Passu Financial Indebtedness” means any Financial Indebtedness of the Issuer that ranks pari passu in right of payment with the Notes.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets or a combination of related business assets, cash and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another person.

“Permitted Business” means:

(a)	any business, services or activities engaged in by any Group Company on the First Issue Date; and

(b)	any business, services and activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or are extensions or developments thereof, including, without limitation, broadband internet, network-related services, cable television, broadcast content, network neutral services, electronic transactional, financial and commercial services related to provision of telephony or internet services.

“Permitted Discontinuance of Property Maintenance” means the discontinuance of the operation or maintenance of the properties of any Group Company which is, in the Issuer’s judgment, desirable in the conduct of its business or the business of such other Group Company (as applicable), and which will not materially adversely affect the Noteholders.

“Permitted Financial Indebtedness” means:

(a)	the incurrence by the Issuer or the Issuer of Financial Indebtedness pursuant to the Notes (other than Additional Notes);

(b)	any Financial Indebtedness of a Group Company outstanding on the First Issue Date after giving effect to the use of proceeds of the Notes;

(c)	Pari Passu Financial Indebtedness of the Issuer and Financial Indebtedness of any Group Company under Credit Facilities in an aggregate principal amount at any one time outstanding that does not exceed an amount equal to the greater of (x) $500 million (or its equivalent in any other currency or currencies) and (y) 8 per cent. of Total Assets; and any Permitted Refinancing Debt in respect thereof, plus, (A) any accrual or accretion of interest that increases the principal amount of Financial Indebtedness under Credit Facilities and (B) in the case of any refinancing of Financial Indebtedness permitted under this paragraph (c) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(d)	Financial Indebtedness owed by the Issuer to any Restricted Subsidiary or Financial Indebtedness owed by any Restricted Subsidiary to the Issuer or any other Restricted Subsidiary; provided, however, that (A) if the Issuer is the obligor on such Financial Indebtedness and the payee is not the Issuer, such Financial Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Issuer’s obligations under the Notes, and (B) either (x) the transfer or other disposition by the Issuer or such Restricted Subsidiary of any Financial Indebtedness so permitted to a person (other than to the Issuer or any of its Restricted Subsidiaries) or (y) such Restricted Subsidiary ceasing to be a Restricted Subsidiary, will at the time of such transfer or other disposition, in each case, be deemed to be an incurrence of such Financial Indebtedness not permitted by this paragraph (d);

(e)	the guarantee by a Group Company of Financial Indebtedness of any of the Issuer’s Restricted Subsidiaries to the extent that the guaranteed Financial Indebtedness was permitted to be incurred by another provision of this definition;

(f)	Acquired Debt;

(g)	Minority Shareholder Loans;

(h)	the incurrence by a Group Company of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, replace or refinance, Financial Indebtedness incurred by it pursuant to clause (a) of Condition 11.3 and paragraphs (a), (b), (f) and (h) of this definition, as the case may be;

(i)	Financial Indebtedness of a Group Company represented by letters of credit in order to provide security for workers’ compensation claims, health, disability or other employee benefits, payment obligations in connection with self-insurance or similar requirements of a Group Company in the ordinary course of business;

(j)	customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any assets of a Group Company, and earn-out provisions or contingent payments in respect of purchase price or adjustment of purchase price or similar obligations in acquisition agreements other than guarantees of Financial Indebtedness incurred by any person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of each such incurrence of such Financial Indebtedness will at no time exceed the gross proceeds actually received by a Group Company in connection with the related disposition;

(k)	obligations in respect of (i) customs, VAT or other tax guarantees, (ii) bid, performance, completion, guarantee, surety and similar bonds, including guarantees or obligations of a Group Company with respect to letters of credit supporting such obligations, (iii) customary cash management, cash pooling or netting or setting off arrangements, and (iv) the financing of insurance premiums, in each case in the ordinary course of business and not related to Financial Indebtedness for borrowed money;

(l)	Financial Indebtedness of a Group Company arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument including, but not limited to, electronic transfers, wire transfers, netting services and commercial card payments, drawn against insufficient funds; provided that such Financial Indebtedness is extinguished within 30 days of incurrence; and

(m)	Financial Indebtedness consisting of (i) mortgage financings, Purchase Money Obligations or other financings, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment acquired or constructed in the ordinary course of business or (ii) Financial Indebtedness otherwise incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in the ordinary course of business, whether through the direct purchase of assets or the Capital Stock of any person owning such assets, and any Financial Indebtedness that refinances, replaces or refunds such Financial Indebtedness, in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Financial Indebtedness incurred pursuant to this paragraph (m) and then outstanding, will not exceed at any time the greater of $250,000,000 and 3 per cent. of Total Assets;

(n)	Guarantees by a Group Company of Financial Indebtedness or any other obligation or liability of a Group Company (other than of any Financial Indebtedness incurred in violation of this covenant); provided, however, that if the Financial Indebtedness being Guaranteed is subordinated in right of payment to the Notes, then such Guarantee shall be subordinated substantially to the same extent as the relevant Financial Indebtedness Guaranteed;

(o)	Financial Indebtedness of a Group Company in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing Debt in respect thereof and the principal amount of all other Financial Indebtedness incurred pursuant to this paragraph (o) and then outstanding, will not exceed 100 per cent. of the cash proceeds (net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements)) received by the Issuer from the issuance or sale (other than to the Issuer or a Restricted Subsidiary) of its Subordinated Shareholder Loans or Capital Stock or otherwise contributed to the equity of the Issuer, in each case, subsequent to the First Issue Date (and in each case, other than through the issuance of Disqualified Stock or Preferred Stock);

(p)	Financial Indebtedness arising under borrowing facilities provided by a special purpose vehicle to a Group Company in connection with the issuance of notes or other similar debt securities intended to be supported primarily by the payment obligations of a Group Company in connection with any vendor financing platform; and

(q)	the incurrence by a Group Company of Financial Indebtedness not otherwise permitted to be incurred pursuant to paragraphs (a) through (p) above, which, together with any other outstanding Financial Indebtedness incurred pursuant to this paragraph (q), has an aggregate principal amount at any time outstanding not in excess of the greater of $300,000,000 (or its equivalent in any other currency or currencies) and 4 per cent. of Total Assets, and any Permitted Refinancing Debt of any debt which on the date it was incurred was permitted to be incurred pursuant to this paragraph (q), plus, in the case of any refinancing of Financial Indebtedness permitted under this paragraph (q) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

In the event that an item of Financial Indebtedness meets the criteria of more than one of the types of Permitted Financial Indebtedness or is entitled to be incurred pursuant to paragraph (a) of Condition 11.3, the Issuer in its sole discretion may classify and from time to time reclassify such item of Financial Indebtedness or any portion thereof and only be required to include the amount of such Financial Indebtedness as one of such types.

“Permitted Holders” means (i) Investment Kinnevik AB, (ii) any controlling stockholder, partner or member, or any 50 per cent. (or more) owned Subsidiary, of Investment Kinnevik AB and (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or person Beneficially Owning a majority or a controlling interest of which consists of Investment Kinnevik AB and/or such other persons referred to in clause (ii).

“Permitted Interest Rate, Currency or Commodity Price Agreement” means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect against fluctuations in interest rates or currency exchange rates and which shall have a notional amount no greater than the payments due with respect to the Financial Indebtedness being hedged thereby, or in the case of currency or commodity protection agreements against currency exchange or commodity price fluctuations in the ordinary course of business relating to the then existing financial obligations and not for purposes of speculation.

“Permitted Investments” means (i) loans or advances to employees and officers (or loans to any direct or indirect parent, the proceeds of which are used to make loans or advances to employees or officers, or guarantees of third-party loans to employees or officers) in the ordinary course of business; and (ii) customary cash management, cash pooling or netting or setting off arrangements; and (iii) the granting of Liens pursuant to paragraph (jj) of the definition of Permitted Liens.

“Permitted Lien” means:

(a)	Liens for taxes, assessments or governmental charges, or levies on the property of a Group Company if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceeds promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with IFRS shall have been made therefor;

(b)	Liens imposed by law, such as statutory Liens of landlords’, carriers’, materialmen’s, repairmen’s, construction, warehousemen’s and mechanics’ Liens and other similar Liens, on the property of a Group Company arising in the ordinary course of trading or Liens arising solely by virtue of any statutory or common law provisions relating to attorneys’ liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(c)	Liens on the property of a Group Company incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance bids, trade contracts, letters of credit, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Group taken as a whole;

(d)	Liens on property at the time a Group Company acquired such property and Liens incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by a Group Company, provided that any such Lien may not extend to any other property of a Group Company;

(e)	Liens on the property of a person at the time such person becomes a Restricted Subsidiary (including Liens created, incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that any such Lien may not extend to any other property of a Group Company that is not a Restricted Subsidiary of such person (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(f)	pledges or deposits by a Group Company under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Financial Indebtedness) or leases to which a Group Company is party, or deposits to secure public or statutory obligations of a Group Company or deposits for the payment of rent, in each case incurred in the ordinary course of business;

(g)	utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

(h)	any provision for the retention of title to any property by the vendor or transferor of such property which property is acquired by a Group Company in a transaction entered into in the ordinary course of business of a Group Company and for which kind of transaction it is customary market practice for such retention of title provision to be included;

(i)	Liens arising by means of any judgment, decree or order of any court, to the extent not otherwise resulting in a Default, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order have not been fully terminated or the period within which such proceedings may be initiated has not expired and any Liens that are required to protect or enforce rights in any administrative, arbitration or other court proceeding in the ordinary course of business;

(j)	Liens securing any Credit Facility or any Permitted Interest Rate, Currency or Commodity Price Agreement;

(k)	mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Liens securing any Credit Facility or any Permitted Interest Rate, Currency or Commodity Price Agreement has easement rights or on any real property leased by Liens securing any Credit Facility or any Permitted Interest Rate, Currency or Commodity Price Agreement or similar agreements relating thereto, and any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(l)	Liens existing on the First Issue Date;

(m)	Liens in favour of a Group Company;

(n)	Liens on insurance policies and the proceeds thereof, or other deposits, to secure insurance premium financings in respect of a Group Company;

(o)	Liens arising from financing statement filings (or other similar filings in any applicable jurisdiction) regarding operating leases entered into by any Restricted Subsidiary in the ordinary course of business;

(p)	Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Financial Indebtedness in respect of commercial letters of credit issued to facilitate the purchase, shipment or storage of such inventory or other goods;

(q)	Liens on property of any Restricted Subsidiary of the Issuer to secure Financial Indebtedness incurred by such Restricted Subsidiary pursuant to Condition 11.3 or paragraphs (i) through (q) (inclusive) of the definition of Permitted Financial Indebtedness;

(r)	Liens for the purpose of securing the payment of all or a part of the purchase price of Capital Lease Obligations or payments incurred by a Group Company to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that such Liens do not encumber any other assets or property of a Group Company other than such assets or property and assets affixed or appurtenant thereto;

(s)	Liens on the property of a Group Company to replace in whole or in part, any Lien described in the foregoing paragraphs (a) through (r); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Financial Indebtedness being refinanced or in respect of property that is the security for a Permitted Lien hereunder;

(t)	Any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(u)	Liens on any escrow account used in connection with an acquisition of property or Capital Stock of any person or pre-funding a refinancing of Financial Indebtedness otherwise permitted under these Terms and Conditions;

(v)	Liens on a Group Company’s deposits in favour of financial institutions arising from any netting or set-off arrangement substantially consistent with its current practice for the purpose of netting debt and credit balances substantially consistent with the Issuer’s or the Restricted Subsidairies’ existing cash pooling arrangements;

(w)	Liens incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries with respect to obligations that do not exceed the greater of US$ 250,000,000 (or its equivalent in any other currency or currencies) or 4 per cent. of Total Assets at any one time outstanding and that do not in the aggregate materially detract from the value of the property of the Issuer, or materially impair the use thereof in the operation of business by the Group;

(x)	Liens over cash or other assets that secure collateralised obligations incurred as Permitted Financial Indebtedness; provided that the amount of cash collateral does not exceed the principal amount of the Permitted Financial Indebtedness;

(y)	Liens on Restricted MFS Cash in favour of the customers or dealers of, or third parties in relation to, one or more Restricted Subsidiaries engaged in the provision of mobile financial services, in each case who provided such Restricted MFS Cash to the relevant Restricted Subsidiary;

(z)	Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction, and Liens on Investments in Receivables Entities;

(aa)	Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Qualified Receivables Transaction;

(bb)	Liens for the purpose of perfecting the ownership interests of a purchaser of Receivables and related assets pursuant to any Qualified Receivables Transaction;

(cc)	Liens arising in connection with other sales of Receivables permitted hereunder without recourse to the Issuer or any of its Restricted Subsidiaries;

(dd)	Liens on Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” pursuant to any Qualified Receivables Transaction;

(ee)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, Purchase Money Obligations or other payments incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business (including Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business), provided that such Liens do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(ff)	Liens securing Financial Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary;

(gg)	Liens in respect of the ownership interests in, or assets owned by, any joint ventures or similar arrangements, other than joint ventures and similar arrangements that are Restricted Subsidiaries, securing obligations of such joint ventures or similar agreements;

(hh)	any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(ii)	Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Financial Indebtedness, which Liens are created to secure payment of such Financial Indebtedness; and

(jj)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Financial Indebtedness of such Unrestricted Subsidiary.

For purposes of determining compliance with Condition 11.4, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens the Issuer shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with Condition 11.4 and the definition of “Permitted Liens”.

With respect to any Lien securing Financial Indebtedness that was permitted to secure such Financial Indebtedness at the time of the incurrence of such Financial Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Financial Indebtedness. The “Increased Amount” of any Financial Indebtedness shall mean any increase in the amount of such Financial Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortisation of original issue discount, the payment of interest in the form of additional Financial Indebtedness with the same terms or in the form of common stock, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Financial Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Financial Indebtedness.

“Permitted Refinancing Debt” means any renewals, extensions, substitutions, defeasances, discharges, refinancings or replacements (each, for purposes of this definition and clause (h) of the definition of Permitted Financial Indebtedness, a “refinancing”) of any Financial Indebtedness of a Group Company or pursuant to this definition, including any successive refinancings, as long as:

(i)	such Permitted Refinancing Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of: (i) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value plus all accrued interest) then outstanding of the Financial Indebtedness being refinanced; and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(ii)	such Permitted Refinancing Debt has (i) a stated maturity date that is either (X) no earlier than the stated maturity date of the Financial Indebtedness being refinanced or (Y) after the Final Maturity Date of the Notes and (ii) a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of the Financial Indebtedness being refinanced; and

(iii)	if the Financial Indebtedness being refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to, the Notes on terms at least as favourable to the Holders of Notes as those contained in the documentation governing the Financial Indebtedness being refinanced; and

(iv)	if the Issuer was the obligor on the Financial Indebtedness being refinanced, such Permitted Refinancing Debt is incurred by the Issuer.

Permitted Refinancing Debt in respect of any Credit Facility or any other Financial Indebtedness may be incurred from time to time after the termination, discharge or repayment of all or any part of such Credit Facility or other Financial Indebtedness. Permitted Refinancing Debt shall not include any Financial Indebtedness of the Issuer or any Restricted Subsidiary that refinances Financial Indebtedness of an Unrestricted Subsidiary.

“Proceeds On-Loan” has the meaning set forth in the definition “Financial Indebtedness”.

“Purchase Date” has the meaning set forth in Condition 9.5.3

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from a Group Company in connection with a Qualified Receivables Transaction with a Receivables Entity, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which is (a) repayable from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables and (b) may be subordinated to the payments described in clause (a).

“Purchase Money Obligations” means any Financial Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by a Group Company pursuant to which a Group Company may sell, convey or otherwise transfer to (i) a Receivables Entity (in the case of a transfer by the a Group Company) and (ii) any other person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of a Group Company, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitisation involving Receivables and any Interest Rate, Currency or Commodity Price Agreement entered into by a Group Company in connection with such Receivables.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

“Rating Agency” means (i) each of Standard & Poor’s Rating Services (“S&P”), Fitch Ratings Ltd (“Fitch”), Moody’s Investor Services Limited (“Moody’s”) or (ii) if any of S&P, Fitch or Moody’s are not making ratings of the Notes publicly available, an internationally recognised credit rating agency or agencies, as the case may be, selected by the Issuer which will be substituted for any of S&P, Fitch or Moody’s.

“Rating Category” means (i) with respect to Fitch, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C, R, SD and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories (any of which may include a “1”, “2” or “3”): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, and C (or equivalent successor categories), and (iii) the equivalent of any such categories of Fitch or Moody’s used by another Rating Agency, if applicable.

“Rating Date” means the date which is the earlier of (i) 120 days prior to the occurrence of an event specified in clauses (a), (b) or (c) of the definition of Change of Control and (ii) the date of the first public announcement of the possibility of such event.

“Rating Decline” means the occurrence of, at any time within the earlier of (i) 90 days after the date of public notice of a Change of Control, or the Issuer’s intention or the intention of any person to effect a Change of Control and (ii) the occurrence of the Change of Control (which period shall in either event be extended so long as the rating of the Issuer is under publicly announced consideration for possible downgrade by a Rating Agency), a Rating Agency withdrawal of its rating of the Issuer or a decrease in the rating of the Issuer by a Rating Agency as follows:

(a)	if the Issuer is not rated Investment Grade by at least two of the three Rating Agencies on the Rating Date, by one or more Gradations; or

(b)	if the Issuer is rated Investment Grade by at least two of the three Rating Agencies on the Rating Date, either (i) by two or more Gradations or (ii) such that the Issuer is no longer rated Investment Grade.

provided that, when announcing the relevant decision(s) to withdraw or decrease the rating, each such Rating Agency announces publicly or confirms in writing that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of the Change of Control or the Issuer’s announcement of the intention to effect a Change of Control.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a person pursuant to an arrangement with another person pursuant to which such other person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a direct or indirect wholly owned Subsidiary of the Issuer (or another person in which a Group Company makes an Investment or to which a Group Company transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors or senior management of the Issuer (as provided below) as a Receivables Entity:

(a) no portion of the Financial Indebtedness or any other obligations (contingent or otherwise) of which:

(i) is Guaranteed by a Group Company (excluding guarantees of obligations (other than the principal of, and interest on, Financial Indebtedness) pursuant to Standard Securitisation Undertakings);

(ii) is recourse to or obligates a Group Company in any way other than pursuant to Standard Securitisation Undertakings; or

(iii) subjects any property or asset of a Group Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitisation Undertakings, except, in each such case, Permitted Liens as defined in clauses (z) through (dd) of the definition thereof;

(b) with which no Group Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms not materially less favourable to the such Group Company than those that might be obtained at the time from persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(c) to which no Group Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Qualified Receivables Transaction).

Any such designation by the Board of Directors or senior management of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Record Date” means the fifth (5) Business Day prior to (i) an Interest Payment Date, (ii) a Redemption Date, (iii) a date on which a payment to the Noteholders is to be made under Condition 13 (Distribution of proceeds) or (iv) another relevant date, or in each case such other Business Day falling prior to a relevant date if generally applicable on the Swedish bond market.

“Redeemable Stock” of any person means any Capital Stock of such person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Financial Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the Final Maturity Date.

“Redemption Date” means the date on which the relevant Notes are to be redeemed or repurchased in accordance with Condition 9 (Redemption and repurchase of the Notes).

“Reference Banks” means Nordea Bank Abp, filial i Sverige, Skandinaviska Enskilda Banken AB (publ) and DNB Bank ASA (or such other banks as may be appointed by the Issuing Agent in consultation with the Issuer).

“Regulated Market” means any regulated market (as defined in Directive 2014/65/EU on markets in financial instruments).

“Restricted Cash” means the sum of (a) Restricted MFS Cash, and (b) without duplication, the amount of cash that would be stated as “restricted cash” on the consolidated statement of financial position of the Issuer as of such date in accordance with IFRS.

“Restricted MFS Cash” means, as of any date of determination, an amount equal to any cash paid in or deposited by or held on behalf of any customer or dealer of, or any other third party in relation to, one or more Group Company engaged in the provision of mobile financial services and designated as “restricted cash” on the consolidated statement of financial position of the Issuer, together with any interest thereon.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Securities Account” means the account for dematerialised securities maintained by the CSD pursuant to the Financial Instruments Accounts Act in which (i) an owner of such security is directly registered or (ii) an owner’s holding of securities is registered in the name of a nominee.

“Significant Subsidiary” means, at the date of determination, a Restricted Subsidiary that:

(a)	for the most recent fiscal year, accounted for more than 10 per cent. of the Consolidated EBITDA of the Group or consolidated revenues of the Group; or

(b)	whose assets represent more than 10 per cent. of the assets of the Group.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

“Specified Subsidiary Sale” means the sale, transfer or other disposition of all of the Capital Stock, or all of the assets or properties of, (a) any entity, the primary purpose of which is to own Tower Equipment located in any market in which a Group Company operates; (b) any person which operates a Group Company’s mobile financial services business; (c) Latin America Internet Holding GmbH (or any successor in interest thereto); or (d) Africa Internet Holding GmbH (or any successor in interest thereto).

“STIBOR” means:

(a)	the applicable percentage rate per annum displayed on Nasdaq Stockholm’s website for STIBOR fixing (or through another website replacing it) as of or around 11.00 a.m. on the Quotation Day for the offering of deposits in Swedish Kronor and for a period comparable to the relevant Interest Period (other than the first Interest Period to which, notwithstanding its duration, the applicable percentage rate per annum for the offering of deposits in Swedish Kronor for a period of three months as quoted as of or around 11.00 a.m. on the relevant Quotation Day will apply); or

(b)	if no rate is available for the relevant Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Issuing Agent at its request quoted by the Reference Banks, for deposits of SEK 100,000,000 for the relevant period; or

(c)	if no quotation is available pursuant to paragraph (b), the interest rate which according to the reasonable assessment of the Issuing Agent best reflects the interest rate for deposits in Swedish Kronor offered in the Stockholm interbank market for the relevant period.

“Standard Securitisation Undertakings” means representations, warranties, covenants and indemnities entered into by a Group Company which are reasonably customary in a securitisation of Receivables transactions, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitisation Undertaking.

“Subsidiary” means in respect of any person:

(a)	any corporation in which it or one or more of its Subsidiaries directly or indirectly owns more than 50 per cent. of the combined voting power of the outstanding voting stock; or

(b)	any other entity in which it or one or more of its Subsidiaries:

(i)	directly or indirectly has majority ownership, but only to the extent such majority ownership results in an entitlement to the majority of the profits generated by that entity; or

(ii)	has the power to direct the policies, management and affairs thereof.

“Sustainability Bond Framework” means the sustainability bond framework of the Group as at the First Issue Date.

“Swedish Kronor” and “SEK” means the lawful currency of Sweden.

“Total Assets” means the consolidated total assets of the Group as shown on the Issuer’s most recent consolidated statement of financial position prepared on the basis of IFRS prior to the relevant date of determination calculated to give pro forma effect to any acquisitions (including through mergers or consolidations) and dispositions that have occurred subsequent to such period, including any such acquisitions to be made with the proceeds of Financial Indebtedness giving rise to the need to calculate Total Assets

“Total Nominal Amount” means the total aggregate Nominal Amount of the Notes outstanding at the relevant time.

“Tower Equipment” means passive infrastructure related to telecommunications services, excluding telecommunications equipment, but including, without limitation, towers (including tower lights and lightning rods), power breakers, deep cycle batteries, generators, voltage regulators, main AC power, rooftop masts, cable ladders, grounding, walls and fences, access roads, shelters, air conditioners and BTS batteries owned by any Group Company.

“Trust Deed” means the trust deed entered into on or prior to the First Issue Date, between the Issuer and the Trustee, or any replacement or supplemental trust deed entered into between the Issuer and the Trustee thereafter.

“Trustee” means Intertrust CN (Sweden) AB, Swedish Reg. No. 556625-5476, or another party replacing it, as Trustee, in accordance with these Terms and Conditions and the Trust Deed.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer designated as such pursuant to Condition 11.8.

“USD”, “$” and “dollars” means the lawful currency of the United States of America.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Written Procedure” means the written or electronic procedure for decision making among the Noteholders in accordance with Condition 16 (Written Procedure).

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in these Terms and Conditions to:

(a)	“assets” includes present and future properties, revenues and rights of every description;

(b)	any agreement or instrument is a reference to that agreement or instrument as supplemented, amended, novated, extended, restated or replaced from time to time;

(c)	a “regulation” includes any regulation, rule or official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(d)	a provision of law is a reference to that provision as amended or re-enacted;

(e)	a time of day is a reference to Stockholm time; and

(f)	unless a contrary indication appears, a reference to Nordea Bank Abp or Nordea Bank Abp, filial i Sverige (or any of its other branches) shall be construed as a reference to Nordea Bank Abp as a whole including its head office and all its branches.

1.2.2	An Event of Default is continuing if it has not been remedied or waived.

1.2.3	When ascertaining whether a limit or threshold specified in SEK has been attained or broken, an amount in another currency shall be counted on the basis of the rate of exchange for such currency against SEK for the previous Business Day, as published by the Swedish Central Bank (Riksbanken) on its website (www.riksbank.se). If no such rate is available, the most recently published rate shall be used instead.

1.2.4	A notice shall be deemed to be sent by way of press release if it is made available to the public within Sweden promptly

1.2.5	No delay or omission of the Trustee or of any Noteholder to exercise any right or remedy under the Finance Documents shall impair or operate as a waiver of any such right or remedy.

2.	STATUS OF THE NOTES

2.1	The Notes are denominated in SEK and each Note is constituted by the Trust Deed and these Terms and Conditions. The Issuer undertakes to make payments in relation to the Notes and to comply with these Terms and Conditions.

2.2	By subscribing for Notes, each initial Noteholder agrees that the Notes shall benefit from and be subject to the Finance Documents and by acquiring Notes, each subsequent Noteholder confirms such agreement.

2.3	The nominal amount of each Initial Note is SEK 2,000,000 (the “Nominal Amount”). All Initial Notes are issued on a fully paid basis at an issue price of 100 per cent. of the Nominal Amount.

2.4	Provided that no Event of Default is continuing or would result from such issue and subject to the terms of the Trust Deed and the satisfaction of the conditions set out in Condition 4.1, the Issuer may, from time to time, without the consent of the Noteholders, issue Additional Notes having the same interest rate and ranking pari passu in all respects and so that the same shall be consolidated and form a single series with the Initial Notes and any other Additional Notes. The issue price of the Additional Notes may be set at a discount or at a premium compared to the Initial Notes. The aggregate nominal amount of Notes is not limited. Each Additional Note shall entitle its holder to Interest in accordance with Condition 8.1, and otherwise have the same rights as the Initial Notes.

2.5	The Notes constitute direct, general, unconditional, unsubordinated and unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among them and at least pari passu with all other direct, unconditional, unsubordinated and unsecured obligations of the Issuer, except obligations which are mandatorily preferred by law.

2.6	The Notes are freely transferable but the Noteholders may be subject to purchase or transfer restrictions with regard to the Notes, as applicable, under local laws to which a Noteholder may be subject. Each Noteholder must ensure compliance with such restrictions at its own cost and expense.

2.7	No action is being taken in any jurisdiction that would or is intended to permit a public offering of the Notes or the possession, circulation or distribution of any document or other material relating to the Issuer or the Notes in any jurisdiction other than Sweden, where action for that purpose is required. Each Noteholder must inform itself about, and observe, any applicable restrictions to the transfer of material relating to the Issuer or the Notes.

3.	USE OF PROCEEDS

The Issuer shall use the Net Proceeds to finance or refinance Eligible Assets or Projects in accordance with the Sustainability Bond Framework, either directly or by lending all or a portion of such Net Proceeds to Telemovil El Salvador, S.A. de C.V. for such purposes. The proceeds from any issuance of Additional Notes shall be used for substantially the same purposes, in each case in accordance with the Sustainability Bond Framework.

4.	CONDITIONS PRECEDENT

4.1	Prior to the issuance of any Additional Notes, the Issuer shall provide to the Issuing Agent the following documents and evidence, in form and substance satisfactory to the Issuing Agent (acting reasonably):

(a)	a copy of a resolution from the board of directors of the Issuer approving the issue of the Additional Notes and resolving to enter into any documents necessary in connection therewith;

(b)	a certificate addressed to the Trustee, duly signed by the Issuer, evidencing for the relevant issue of Additional Notes that (i) no Event of Default is continuing or would result from such issue and (ii) in relation to such issue, the requirements of Condition 11.3 have been complied with; and

(c)	such other documents and information as is agreed between the Issuing Agent and the Issuer.

4.2	The Issuing Agent and the Trustee (as the case may be) may assume that the documentation delivered to it pursuant to Condition 4.1 is accurate, correct and complete unless it has actual knowledge that this is not the case, and neither the Issuing Agent nor the Trustee shall be required to verify the contents of any such documentation.

5.	NOTES IN BOOK-ENTRY FORM

5.1	The Notes will be registered for the Noteholders on their respective Securities Accounts and no physical notes will be issued. Accordingly, the Notes will be registered in accordance with the Financial Instruments Accounts Act. Registration requests relating to the Notes shall be directed to an Account Operator.

5.2	Those who according to assignment, Lien, the provisions of the Swedish Children and Parents Code (föräldrabalken (1949:381)), conditions of will or deed of gift or otherwise have acquired a right to receive payments in respect of a Note shall register their entitlements to receive payment in accordance with the Financial Instruments Accounts Act.

5.3	The Issuer and the Trustee shall at all times be entitled to obtain information from the debt register (skuldbok) kept by the CSD in respect of the Notes. For the purpose of carrying out any administrative procedure that arises out of the Finance Documents, the Issuing Agent shall be entitled to obtain information from the debt register kept by the CSD in respect of the Notes.

5.4	The Issuer shall issue any necessary power of attorney to such persons employed by the Trustee, as notified by the Trustee, in order for such individuals to independently obtain information directly from the debt register kept by the CSD in respect of the Notes. The Issuer may not revoke any such power of attorney unless directed by the Trustee or unless consent thereto is given by the Noteholders.

5.5	The Issuer and the Trustee may use the information referred to in Condition 5.3 and 5.4 only for the purpose of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Noteholders or third party unless necessary for such purpose.

6.	RIGHT TO ACT ON BEHALF OF A NOTEHOLDER

6.1	If any person other than a Noteholder wishes to exercise any rights of a Noteholder under the Finance Documents on behalf of such Noteholder, it must obtain a power of attorney or other proof of authorisation from the Noteholder or a successive, coherent chain of powers of attorney or proofs of authorisation starting with the Noteholder and authorising such person.

6.2	A Noteholder may issue one or several powers of attorney to third parties to represent it in relation to some or all of the Notes held by it. Any such representative may act independently under the Finance Documents in relation to the Notes for which such representative is entitled to represent the Noteholder and may further delegate its right to represent the Noteholder by way of a further power of attorney.

6.3	The Trustee shall only have to examine the face of a power of attorney or other proof of authorisation that has been provided to it pursuant to Condition 6.2 and may assume that it has been duly authorised, is valid, has not been revoked or superseded and that it is in full force and effect, unless otherwise is apparent from its face or the Trustee has actual knowledge to the contrary.

7.	PAYMENTS IN RESPECT OF THE NOTES

7.1	Any payment or repayment under the Finance Documents, or any amount due in respect of a repurchase of any Notes pursuant to these Terms and Conditions, shall be made to such person who is registered as a Noteholder on the Record Date prior to an Interest Payment Date or other relevant due date, or to such other person who is registered with the CSD on such date as being entitled to receive the relevant payment, repayment or repurchase amount.

7.2	If a Noteholder has registered, through an Account Operator, that principal, interest or any other payment shall be deposited in a certain bank account, such deposits will be effected by the CSD or the Issuer (or its agent) on the relevant payment date. In other cases, payments will be transferred by the CSD or the Issuer (or its agent) to the Noteholder at the address registered with the CSD on the Record Date. Should the CSD, due to a delay on behalf of the Issuer or some other obstacle, not be able to effect payments as aforesaid, the Issuer shall promptly provide notice of such non-payment to the Trustee in accordance with Condition 23 (Notices and Press Releases) and procure that such amounts are paid to the persons who are registered as Noteholders on the relevant Record Date as soon as possible after such obstacle has been removed. If, due to any obstacle for the CSD, the Issuer cannot make a payment or repayment, such payment or repayment may be postponed until the obstacle has been removed. Interest shall accrue in accordance with Condition 8.4 during such postponement.

7.3	If payment or repayment is made in accordance with this Condition 7, the Issuer and the CSD shall be deemed to have fulfilled their obligation to pay, irrespective of whether such payment was made to a person not entitled to receive such amount. The Trustee shall have no obligation to ensure any payments or repayments made in accordance with this Condition 7.4 are actually received by the person entitled to such payment or repayment.

7.4	Neither the Issuer nor the Trustee shall be liable to gross-up any payments under the Finance Documents by virtue of any withholding tax, public levy or similar obligation.

8.	INTEREST

8.1	Each Initial Note shall bear Interest at the Interest Rate applied to the Nominal Amount from (but excluding) the First Issue Date up to (and including) the relevant Redemption Date. Any Additional Note will bear Interest at the Interest Rate applied to the Nominal Amount from (but excluding) the Interest Payment Date falling immediately prior to its issuance (or the First Issue Date if there is no such Interest Payment Date) up to (and including) the relevant Redemption Date.

8.2	Interest accrues during an Interest Period. Payment of Interest in respect of the Notes shall be made to the Noteholders on each Interest Payment Date for the preceding Interest Period in accordance with Condition 7.

8.3	Interest shall be calculated on the basis of the actual number of days in the Interest Period in respect of which payment is being made divided by 360 (actual/360-days basis).

8.4	If the Issuer fails to pay any amount payable by it on its due date, default interest shall accrue on the overdue amount from (but excluding) the due date up to (and including) the date of actual payment at a rate which is one (1) per cent. higher than the Interest Rate for such Interest Period. Accrued default interest shall not be capitalised. No default interest shall accrue where the failure to pay was solely attributable to the Issuing Agent or the CSD.

9.	REDEMPTION AND REPURCHASE OF THE NOTES

9.1	Redemption at maturity

The Issuer shall redeem all, but not some only, of the outstanding Notes in full on the Final Maturity Date with an amount per Note equal to the Nominal Amount together with accrued but unpaid Interest. If the Final Maturity Date is not a Business Day, then the redemption shall occur on the first Business Day following the Final Maturity Date.

9.2	Purchase of Notes by Group Companies

Any Group Company may, subject to applicable law, at any time and at any price purchase Notes in the open market or in any other way. Notes held by a Group Company may at such Group Company’s discretion be retained or sold or, if held by the Issuer, cancelled by the Issuer.

9.3	Voluntary total redemption (call option)

9.3.1	At any time on or after the First Call Date, the Issuer may redeem all, but not some only, of the outstanding Notes at an amount per Note equal to (i) if redeemed during the 12- month period commencing on 15 May 2022, 101.175 per cent. of the Nominal Amount, (ii) if redeemed during the 12-month period commencing on 15 May 2023, 100.588 per cent. of the Nominal Amount and (iii) if redeemed during the 3-month period commencing on 15 February 2024 and refinanced using the proceeds of, or replaced with, a Market Loan issued in an aggregate principal amount at least equal to the amount of outstanding Notes so redeemed, 100 per cent. of the Nominal Amount, in each case together with accrued but unpaid Interest.

9.3.2	Redemption in accordance with Condition 9.3.1 shall be made by the Issuer giving not less than fifteen (15) Business Days’ notice to the Noteholders and the Trustee. The notice from the Issuer shall specify the Redemption Date and the Record Date on which a person shall be registered as a Noteholder to receive the amounts due on such Redemption Date. The notice is irrevocable but may, at the Issuer’s discretion, contain one or more conditions precedent. Upon fulfilment of the conditions precedent (if any), the Issuer is bound to redeem the Notes specified in the notice at the applicable amount on the specified Redemption Date.

9.4	Early redemption due to illegality (call option)

9.4.1	The Issuer may redeem all, but not some only, of the outstanding Notes at an amount per Note equal to the Nominal Amount together with accrued but unpaid Interest on a date determined by the Issuer if it is or becomes unlawful for the Issuer to perform its obligations under the Finance Documents.

9.4.2	The Issuer shall give written notice of redemption pursuant to Condition 9.4.1 no later than twenty (20) Business Days after having received actual knowledge of any event specified therein (after which time period such right shall lapse). The notice from the Issuer is irrevocable, shall specify the Redemption Date and the Record Date on which a person shall be registered as a Noteholder to receive the amounts due on such Redemption Date. The Issuer is bound to redeem the Notes in full at the applicable amount on the specified Redemption Date.

9.5	Repurchase with Excess Proceeds (put option)

9.5.1	If, in accordance with Condition 11.5, the aggregate amount of Excess Proceeds from the disposition of assets by the Issuer or any of its Subsidiaries (other than an Unrestricted Subsidiary) exceeds $75 million (or its equivalent in any other currency or currencies), the Issuer shall make an offer to repurchase from the Noteholders and from the holders of any Pari Passu Financial Indebtedness, to the extent required by the terms thereof, on a pro rata basis, in accordance with this Condition 9.5 or the agreements governing any such Pari Passu Financial Indebtedness, in cash the maximum principal amount of the Notes (at an amount per Note equal to 100 per cent. of the Nominal Amount together with accrued but unpaid Interest if any to the date of purchase) and any such Pari Passu Financial Indebtedness (at a price no greater than 100 per cent. of the principal amount (or accreted value, as applicable) of such Pari Passu Financial Indebtedness together with accrued and unpaid interest if any to the date of purchase) that may be purchased with the amount of the Excess Proceeds (an “Excess Proceeds Offer”).

9.5.2	The Issuer shall give written notice of its offer to redeem pursuant to Condition 9.5.1 no later than twenty (20) Business Days after the end of the 365 calendar day period referred to in Condition 11.5.1(c). The notice from the Issuer is irrevocable, shall specify the amount of Notes that may be repurchased, the Purchase Date and the Record Date on which a person shall be registered as a Noteholder to receive the amounts due on such Purchase Date.

9.5.3	Each Excess Proceeds Offer will remain open for a period of at least 20 Business Days and not more than 60 Business Days, following its commencement except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds, in the case of an Excess Proceeds Offer (the “Offer Amount”) to the purchase of the Notes and, if applicable, such other Pari Passu Financial Indebtedness (on a pro rata basis based on the principal amount of the Notes and such other Pari Passu Financial Indebtedness surrendered, if applicable or, if less than the Offer Amount has been tendered, all Notes tendered and, if applicable, other Financial Indebtedness tendered in response to the Excess Proceeds Offer).

9.5.4	If the Purchase Date is on or after a record date for the payment of interest and on or before the related payment date, any accrued and unpaid interest, if any, will be paid to the person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Noteholders who tender Notes pursuant to the Excess Proceeds Offer.

9.5.5	Upon the commencement of an Excess Proceeds Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Noteholders with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Noteholders to tender Notes pursuant to the Excess Proceeds Offer. The notice, which will govern the terms of the Excess Proceeds Offer, will state:

(a)	that the Excess Proceeds Offer is being made pursuant to this Condition 9.5 the length of time the Excess Proceeds Offer will remain open;

(b)	the Offer Amount, the purchase price and the Purchase Date;

(c)	that any Note not tendered or accepted for payment will continue to accrue interest;

(d)	that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer will cease to accrue interest after the Purchase Date;

(e)	that Notes purchased pursuant to the Excess Proceeds Offer will be purchased in a minimum amount of SEK 2,000,000;

(f)	the manner in which Noteholders electing to have a Note purchased pursuant to any Excess Proceeds Offer will be required to transfer such Note to the Issuer or its agent before the Purchase Date;

(g)	the circumstances under which Noteholders will be entitled to withdraw their election prior to the expiration of the Offer Period and the procedures required in relation to such withdrawal; and

(h)	that, if the aggregate principal amount of Notes and other Pari Passu Financial Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Issuer (or its agent) will randomly select the Notes and other Pari Passu Financial Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other Pari Passu Financial Indebtedness surrendered (provided that Notes will be purchased in a minimum amount of SEK 2,000,000).

9.5.6	On or before the Purchase Date, the Issuer will, to the extent lawful, accept for repurchase, the Offer Amount of Notes tendered pursuant to the Excess Proceeds Offer (which Notes shall be randomly selected by the Issuer or its agent if more than the Offer Amount has been tendered), or if less than the Offer Amount has been tendered, all Notes tendered. The Issuer will pay each tendering holder an amount equal to the purchase price of the Notes tendered by such Noteholder and accepted by the Issuer for purchase. Any purchase pursuant to this Condition 9.5 shall not be subject to conditions precedent.

9.5.7	To the extent that the amount of Notes and any such Pari Passu Financial Indebtedness purchased pursuant to this Condition 9.5 is less than the aggregate amount of Excess Proceeds, the Issuer may use the amount of such Excess Proceeds not used to purchase Notes and such Pari Passu Financial Indebtedness for purposes that are not otherwise prohibited by these Terms and Conditions. Upon completion of each redemption, the amount of Excess Proceeds will be reset to zero.

9.6	Mandatory repurchase due to a Change of Control Triggering Event or a Listing Failure Event (put option)

9.6.1	Upon the occurrence of a Change of Control Triggering Event or a Listing Failure Event, each Noteholder shall during a period of twenty (20) Business Days from the effective date of a notice from the Issuer of the Change of Control Triggering Event or Listing Failure Event, as applicable, pursuant to Condition 10.1.2 (after which time period such right shall lapse), have the right to request that all, or some only, of its Notes be repurchased at a price per Note equal to 101 per cent. of the Nominal Amount together with accrued but unpaid Interest. However, such period may not start earlier than upon the occurrence of the Change of Control Triggering Event or Listing Failure Event, as applicable.

9.6.2	The notice from the Issuer pursuant to Condition 10.1.2 shall specify the Record Date on which a person shall be registered as a Noteholder to receive interest and principal, the Redemption Date and include instructions about the actions that a Noteholder needs to take if it wants Notes held by it to be repurchased. If a Noteholder has so requested, and acted in accordance with the instructions in the notice from the Issuer, the Issuer shall repurchase the relevant Notes and the repurchase amount shall fall due on the Redemption Date specified in the notice given by the Issuer pursuant to Condition 10.1.2. The Redemption Date must fall no later than forty (40) Business Days after the end of the period referred to in Condition 9.6.1.

9.6.3	If Noteholders representing more than 75 per cent. of the Adjusted Nominal Amount have requested that Notes held by them are repurchased pursuant to this Condition 9.6, the Issuer shall, no later than five (5) Business Days after the end of the period referred to in Condition 9.6.1, send a notice to the remaining Noteholders, if any, giving them a further opportunity to request that Notes held by them be repurchased on the same terms during a period of twenty (20) Business Days from the date such notice is effective. Such notice shall specify the Redemption Date, the Record Date on which a person shall be registered as a Noteholder to receive the amounts due on such Redemption Date and also include instructions about the actions that a Noteholder needs to take if it wants Notes held by it to be repurchased. If a Noteholder has so requested, and acted in accordance with the instructions in the notice from the Issuer, the Issuer shall repurchase the relevant Notes and the repurchase amount shall fall due on the Redemption Date specified in the notice given by the Issuer pursuant to this Condition 9.6.3. The Redemption Date must fall no later than forty (40) Business Days after the end of the period of twenty (20) Business Days referred to in this Condition 9.6.3.

9.6.4	The Issuer shall comply with the requirements of any applicable securities laws or regulations in connection with the repurchase of Notes. To the extent that the provisions of such laws and regulations conflict with the provisions in this Condition 9.6, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Condition 9.6 by virtue of the conflict.

9.6.5	The Issuer shall not be required to repurchase any Notes pursuant to this Condition 9.6, if a third party in connection with the occurrence of a Change of Control Triggering Event or a Listing Failure Event offers to purchase the Notes in the manner and on the terms set out in this Condition 9.6 (or on terms more favourable to the Noteholders) and purchases all Notes validly tendered in accordance with such offer. If Notes tendered are not purchased within the time limits stipulated in this Condition 9.6, the Issuer shall repurchase any such Notes within five (5) Business Days after the expiry of the time limit.

9.6.6	No repurchase of Notes pursuant to this Condition 9.6 shall be required if the Issuer has given notice of a redemption pursuant to Condition 9.3 (Voluntary total redemption (call option)), provided that such redemption is duly exercised.

10.	INFORMATION TO NOTEHOLDERS

10.1	Information from the Issuer

10.1.1	The Issuer shall provide the following information to the Trustee and make the same available to the Noteholders by way of press release and by publication on the website of the Issuer:

(a)	as soon as the same become available, but in any event within four (4) months after the end of each financial year, the Issuer’s audited consolidated financial statements for that financial year prepared in accordance with IFRS;

(b)	as soon as the same become available, but in any event within two (2) months after the end of each quarter of its financial year, the Issuer’s consolidated financial statements or the year-end report (bokslutskommuniké) (as applicable) for such period prepared in accordance with IFRS;

(c)	as soon as practicable following an acquisition or disposal of Notes by a Group Company, the aggregate Nominal Amount held by Group Companies, or the amount of Notes cancelled by the Issuer; and

(d)	any other information required by the Swedish Securities Markets Act (lag (2007:582) om värdepappersmarknaden), Regulation No 596/2014 on market abuse (Market Abuse Regulation), as applicable, and the rules and regulations of the Regulated Market on which the Notes are admitted to trading.

10.1.2	The Issuer shall promptly notify the Noteholders and the Trustee in writing upon becoming aware of the occurrence of a Change of Control Triggering Event or a Listing Failure Event. Such notice may be given in advance of the occurrence of a Change of Control and conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement is in place providing for a Change of Control.

10.1.3	When the financial statements and other information are made available to the Noteholders pursuant to Condition 10.1.1, the Issuer shall send copies of such financial statements and other information to the Trustee. Together with the annual financial statements of the Issuer, the Issuer shall submit to the Trustee a compliance certificate in a form agreed between the Issuer and the Trustee containing a confirmation that no Default or Event of Default has occurred (or if a Default or an Event of Default has occurred, what steps have been taken to remedy it).

10.1.4	The Issuer shall promptly notify the Trustee in writing (with full particulars) upon becoming aware of the occurrence of any event or circumstance which constitutes a Default or an Event of Default, and shall provide the Trustee with such further information as the Trustee may reasonably request in writing following receipt of such notice. Should the Trustee not receive such information, the Trustee is entitled to assume that no such event or circumstance exists or can be expected to occur, provided that the Trustee does not have actual knowledge by way of written notice of such event or circumstance.

10.1.5	The Issuer is only obliged to inform the Trustee as set out in this Condition 10 if informing the Trustee would not conflict with any applicable laws or, when the Notes are listed, the Issuer’s registration contract with the Regulated Market. If such a conflict would exist pursuant to the listing contract with the Regulated Market or otherwise, the Issuer shall however be obliged to either seek approval from the Regulated Market or undertake other reasonable measures, including entering into a non-disclosure agreement with the Trustee, in order to be able to timely inform the Trustee as set out in this Condition 10.

10.2	Information from the Trustee

10.2.1	Subject to the restrictions of a non-disclosure agreement entered into by the Trustee in accordance with this Condition 10.2.1 and applicable law, the Trustee is entitled to disclose to the Noteholders any event or circumstance directly or indirectly relating to the Issuer or the Notes. Notwithstanding the foregoing, the Trustee may if it considers it to be beneficial to the interests of the Noteholders delay disclosure or refrain from disclosing certain information other than in respect of an Event of Default that has occurred and is continuing.

10.2.2	If a committee representing the Noteholders’ interests under the Finance Documents has been appointed by the Noteholders pursuant to Condition 14 (Decisions by Noteholders), the members of such committee may agree with the Issuer not to disclose information received from the Issuer, provided that it, in the reasonable opinion of such members, is beneficial to the interests of the Noteholders. The Trustee shall be a party to such agreement and receive the same information from the Issuer as the members of the committee.

10.3	Publication of Finance Documents

10.3.1	The latest version of these Terms and Conditions (including any document amending these Terms and Conditions), together with copies of the Sustainability Bond Framework and the second opinion of Sustainalytics on the Sustainability Bond Framework, shall be available on the website of the Issuer.

10.3.2	The latest versions of the Finance Documents shall be available to the Noteholders at the office of the Trustee during normal business hours.

11.	GENERAL UNDERTAKINGS

11.1	Change of Business

The Issuer shall ensure that no substantial change is made to the general nature of the business of the Issuer or the Group from that carried on at the First Issue Date, provided that this Condition shall not prevent the Issuer from engaging in any Permitted Business.

11.2	Preservation of properties

Subject to Permitted Discontinuance of Property Maintenance, the Issuer shall (and shall ensure that each other Group Company will) maintain in good repair, working order and condition (ordinary wear and tear excepted) all of its material properties necessary or desirable in the conduct of its business, all in accordance with the judgment of the Issuer (acting reasonably).

11.3	Financial Indebtedness

The Issuer may not (and shall ensure that no other Group Company will), directly or indirectly incur any Financial Indebtedness, unless:

(a)	at the time of such incurrence or immediately following the incurrence of such Financial Indebtedness and the application of the proceeds thereof, on a pro forma basis, the Net Leverage Ratio is less than 3.0 to 1.0; or

(b)	the Financial Indebtedness is Permitted Financial Indebtedness.

11.4	Negative pledge

The Issuer shall not (and shall ensure that no other Group Company will), directly or indirectly,

(a)	create or permit to subsist any Lien over any of its assets; or

(b)	(i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Group Company; (ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms; (iii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or (iv) enter into any other preferential arrangement having a similar effect (each of paragraphs (i)-(iv) being a “Quasi-Security”), in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, unless the Lien or Quasi-Security is a Permitted Lien.

11.5	Disposal of Assets

11.5.1	The Issuer may not, and may not permit any other Group Company to, make any Asset Disposition in one or more related transactions unless:

(a)	the consideration the Issuer or such Group Company receives for such Asset Disposition is not less than the Fair Market Value of the assets sold (as determined by the Issuer’s senior management or board of directors); and

(b)	unless the Asset Disposition is a Permitted Asset Swap, at least 75 per cent. of the consideration the Issuer or such Group Company receives in respect of such Asset Disposition consists of:

(i)	cash or Cash Equivalents;

(ii)	the assumption of a Group Company’s Financial Indebtedness or other liabilities (other than contingent liabilities or Financial Indebtedness or liabilities that are subordinated to the Notes) or Financial Indebtedness or other liabilities of such Group Company relating to such assets and, in each case, the Group Company is released from all liability on the Financial Indebtedness assumed;

(iii)	any Capital Stock or assets of the kind referred to in paragraphs (c)(iv) or (c)(v) of Condition 11.5.1(c);

(iv)	a combination of the consideration specified in Conditions (i) to (iii) (inclusive) of this Condition 11.5.1(b); and

(c)	within 365 calendar days of such Asset Disposition, the Net Available Proceeds are applied (at the applicable Group Company’s option):

(i)	to repay, redeem, retire or cancel outstanding Financial Indebtedness secured by Lien over the assets of any Group Company;

(ii)	if such Net Available Proceeds are received by the Issuer or any of its Subsidiaries that are Restricted Subsidiaries, first, to redeem Notes or purchase Notes pursuant to an offer to all Noteholders at a purchase price equal to at least 100 per cent. of the principal amount thereof, plus accrued and unpaid interest and second, to the extent any Net Available Proceeds from such Asset Disposition remain, to any other use as determined by the Issuer or the applicable Restricted Subsidiary that is not otherwise prohibited by these Terms and Conditions;

(iii)	to repurchase, prepay, redeem or repay any Pari Passu Financial Indebtedness; provided that if such Net Available Proceeds are received by the Issuer or any of its Subsidiaries that are Restricted Subsidiaries, the Issuer makes an offer to all Noteholders on a pro rata basis to purchase their Notes in accordance with Condition 9.5 (Repurchase with Excess Proceeds (put option));

(iv)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Group Company;

(v)	to make a capital expenditure or acquire other assets (other than Capital Stock and cash or Cash Equivalents), rights (contractual or otherwise) and properties, whether tangible or intangible (including ownership interests) that are used or intended for use in connection with a Permitted Business;

(vi)	to the extent permitted, to redeem Notes as provided under Condition 9.3 (Voluntary total redemption (call option)) hereof;

(vii)	enter into a binding commitment to apply the Net Available Proceeds pursuant to paragraphs (iv) or (v) of this Condition 11.5.1(c) (which will be deemed to constitute a permitted application of the Net Available Proceeds from the date of such commitment until the earlier of (X) the date on which such acquisition or expenditure is consummated and (Y) the 180th day following the expiration of the initial 365-day period); or

(viii)	any combination of the foregoing paragraphs (i) to (vii) (inclusive) of this Condition 11.5.1(c).

11.5.2	For purposes of Condition 11.5.1(c), any securities, notes or other obligations received by a Group Company from such transferee that are promptly converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion), shall be deemed cash.

11.5.3	The amount of such Net Available Proceeds received by the Issuer or any of its Subsidiaries that are Restricted Subsidiaries and not applied pursuant to Condition 11.5.1(c) will constitute “Excess Proceeds”. Pending the final application of any such Net Available Proceeds, the Issuer may temporarily use such Net Available Proceeds in any manner that is not prohibited by the terms of these Terms and Conditions.

11.6	Merger

The Issuer may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other person, or (ii) directly or indirectly, convey, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other person, unless:

(a)	the Issuer is the surviving corporation; or (ii) the person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made,

(i)	shall expressly assume all of the Issuer’s obligations under the Trust Deed and these Terms and Conditions and,

(ii)	is organised under the laws of any member state of the European Union, the United Kingdom, Norway, Switzerland, Canada, Jersey, Guernsey, Mauritius, Cayman Islands, British Virgin Islands, any state of the United States of America or the District of Columbia

(b)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing

(c)	immediately after giving effect to such transaction and treating any Financial Indebtedness which becomes a Group Company’s obligation, as applicable, as a result of such transaction as having been incurred at the time of the transaction, (x) a Group Company could incur at least $1.00 (or its equivalent in any other currency or currencies) of additional Financial Indebtedness pursuant to Condition 11.3 hereof or (y) the Net Leverage Ratio would not be greater than such ratio before giving effect to such transactions; provided that this paragraph (c) will not apply if, in the good faith determination of the Issuer’s board of directors the principal purpose of such transaction is to change the Issuer’s or the Issuer’s jurisdiction of incorporation; and

(d)	the Issuer delivers to the Trustee a certificate stating that such consolidation, merger or transfer complies with this Condition 11.6.

11.7	Admission to trading and listing

11.7.1	The Issuer shall use all reasonable efforts to ensure that within one hundred twenty (120) calendar days after each of the First Issue Date and the date of issuance of any Additional Notes, the Note Loan is admitted to trading on the sustainable bond list of Nasdaq Stockholm or, if such admission to trading is not possible to obtain or maintain, admitted to trading on another Regulated Market.

11.7.2	Following an admission to trading and listing on the sustainable bond list of Nasdaq Stockholm (or any other Regulated Market, as applicable), the Issuer shall use all reasonable efforts to ensure that the Notes continue being listed thereon (however, taking into account the rules and regulations of Nasdaq Stockholm (or any other Regulated Market, as applicable) and the CSD (as amended from time to time) preventing trading in the Notes in close connection to the redemption of the Notes).

11.8	Designation of Unrestricted Subsidiaries

11.8.1	(a) The Issuer may designate, after the First Issue Date, any Subsidiary of the Issuer (including any newly created or acquired Subsidiary) as an “Unrestricted Subsidiary” (a “Designation”) only if, at the time of or after giving effect to such Designation:

(a)	no Default or Event of Default shall have occurred and be continuing;

(b)	a Group Company could incur US$1.00 (or its equivalent in any other currency or currencies) of Financial Indebtedness pursuant to Condition 11.3(a); and

(c)	the aggregate Investments (other than Permitted Investments) by the Group in all Unrestricted Subsidiaries shall not exceed the greater of (x) $950,000,000 or (y) 10 per cent. of Total Assets at any time outstanding.

11.8.2	No Group Company will at any time:

(a)	provide credit support for, subject any of its property or assets (other than Liens over the Capital Stock, Financial Indebtedness and other securities of any Unrestricted Subsidiary securing Financial Indebtedness of that Unrestricted Subsidiary and its Subsidiaries) to the satisfaction of, or Guarantee, any Financial Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Financial Indebtedness);

(b)	be directly or indirectly liable for any Financial Indebtedness of any Unrestricted Subsidiary;

(c)	be directly or indirectly liable for any Financial Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Financial Indebtedness of any Unrestricted Subsidiary; or

(d)	make any Investment (other than a Permitted Investment) in any Unrestricted Subsidiary to the extent such Investment, together with the aggregate Investments in all Unrestricted Subsidiaries then outstanding, exceeds the amount set out in Condition 11.8.1(c).

11.8.3	The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if all Liens and Financial Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Redesignation if incurred at such time would have been permitted to be incurred for all purposes of these Terms and Conditions.

11.8.4	For purposes of this Condition 11.8:

(a)	“Investments” shall equal the portion (proportionate to the Issuer’s direct or indirect equity interest in a Restricted Subsidiary to be Designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time of the Designation of such Subsidiary as an Unrestricted Subsidiary;

(b)	The aggregate Investments (other than Permitted Investments) by the Issuer and its Restricted Subsidiaries in all Unrestricted Subsidiaries shall be reduced upon the Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary by an amount equal to the lesser of (x) the Issuer’s direct or indirect “Investment” in such Unrestricted Subsidiary at the time of such Redesignation, and (y) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such Redesignation;

(c)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Issuer; and

(d)	the amount of any Investment outstanding at any time shall be reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received by the Group in respect of such Investment.

11.8.5	The Designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary shall be deemed to include the Designation of all Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

11.8.6	All Designations and Redesignations shall be evidenced by an Officer’s Certificate of the Issuer, delivered to the Trustee certifying compliance with this Condition 11.8.

11.9	Financial Calculations for Limited Condition Transactions

11.9.1	In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of these Terms and Conditions which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Issuer, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into. For the avoidance of doubt, if the Issuer has exercised its option under the first sentence of this paragraph, and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

11.9.2	In connection with any action being taken in connection with a Limited Condition Transaction for purposes of:

(a)	determining compliance with any provision of these Terms and Conditions which requires the calculation of any financial ratio or test, including the Net Leverage Ratio; or

(b)	testing baskets set forth in these Terms and Conditions (including baskets measured as a percentage of Total Assets);

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “LCT Test Date”); provided, however, that the Issuer shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Debt and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated EBITDA” and “Net Leverage Ratio”, the Issuer or any Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.

11.9.3	If the Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets, of the Issuer and its Restricted Subsidiaries at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under these Terms and Conditions (including with respect to the Incurrence of Debt or Liens, or the making of Asset Dispositions, acquisitions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Issuer or any Restricted Subsidiary or the Designation of an Unrestricted Subsidiary) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Debt and the use of proceeds thereof) have been consummated.

11.10	Suspension of certain covenants

If on any date following the First Issue Date, the Issuer is assigned an external credit rating of at least BBB- (or equivalent) by two Rating Agencies and no Event of Default is continuing then the Issuer shall notify the Trustee in writing of these events and beginning on that date and until such time as the Issuer ceases to have an external credit rating of at least BBB- (or equivalent) by either such Rating Agency, Conditions 11.3 (Financial Indebtedness), 11.5 (Disposal of assets), and paragraph (c) of Condition 11.6 (Merger) shall not apply. Any action taken by a Group Company during any such covenant suspension that would otherwise give rise to a breach of the aforementioned Conditions upon such covenant suspension ceasing to be in effect shall be deemed not to be a breach of these Terms and Conditions.

12.	ACCELERATION OF THE NOTES

12.1	Subject to Condition 12.2, the Trustee at its discretion may, and shall following an instruction in writing from a Noteholder (or Noteholders) representing at least twenty-five (25) per cent. of the Adjusted Nominal Amount (such instruction may only be validly made by a person who is a Noteholder on the Business Day immediately following the day on which the instruction is received by the Trustee) and in both instances, the Noteholder or Noteholders (as applicable) have offered an indemnity and/or security and/or pre-funding satisfactory to the Trustee (i) by notice to the Issuer, declare all, but not some only, of the outstanding Notes immediately due and repayable at their Total Nominal Amount together with any other amounts payable under the Trust Deed (including, without limitation, pursuant to Condition 12.5) immediately or at such later date as the Trustee determines, and (ii) exercise any or all of its rights, remedies, powers and discretions under the Finance Documents if any of the following events occurs and is continuing:

(a)	the Issuer does not pay on the due date any principal of, or (if any) premium on any Note when due (at maturity, upon redemption or otherwise);

(b)	the Issuer does not pay on the due date any interest payable in respect of the Notes and such failure is not remedied within thirty (30) days from the relevant Interest Payment Date;

(c)	the Issuer does not pay on the due date any principal and interest on the Notes required to be purchased pursuant to Condition 9.5 or 9.6;

(d)	the Issuer does not comply with the provisions of Condition 11.6;

(e)	the Issuer does not comply with any terms or conditions of the Finance Documents to which it is a party (other than those terms referred to in paragraphs (a) through (d) above), unless the non-compliance (i) is capable of remedy; and (ii) is remedied within sixty (60) days of the earlier of notice to the Issuer by the Trustee or Noteholders of at least 25 per cent. in aggregate principal amount of Notes outstanding;

(f)	the occurrence of a Cross Payment Default or a Cross Acceleration, unless the aggregate amount of Financial Indebtedness which is the subject of the Cross Payment Default or Cross Acceleration, as applicable, is less than $100,000,000 (or its equivalent in any other currency or currencies), without double counting;

(g)	a Group Company fails to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100,000,000 (or its equivalent in any other currency or currencies) (exclusive of any amounts for which a solvent insurance company has acknowledged liability), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal, waiver or otherwise, shall not have been in effect;

(h)	(i) a Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling its indebtedness (including company reorganisation under the Swedish Company Reorganisation Act (lag (1996:764) om företagsrekonstruktion) (or its equivalent in any other jurisdiction)); (ii) the value of the assets of any Material Company is less than its liabilities (taking into account contingent and prospective liabilities); or (iii) a moratorium is declared in respect of any indebtedness of any Material Company;

(i)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise, other than a solvent reorganisation in which the relevant Material Company is the surviving entity) of any Material Company;

(ii)	a general assignment, arrangement or composition with or for the benefit of the creditors of any Material Company;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Company other than the Issuer), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(iv)	enforcement of any Lien over any assets of any Material Company,

or any analogous procedure or step is taken in any jurisdiction. This Condition (i) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

12.2	The Trustee may not accelerate the Notes in accordance with Condition 12.1 by reference to a specific Event of Default if it is no longer continuing or if it has been decided, on a Noteholders Meeting or by way of a Written Procedure, to waive such Event of Default temporarily or permanently.

12.3	The Trustee may, or the Noteholders of at least fifty (50) per cent. of the Adjusted Nominal Amount may on demand in writing to the Trustee, waive all past or existing Events of Default (other than with respect to non-payment) and may rescind any such acceleration with respect to the Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all amounts then due with respect to the Notes are paid (other than amount due solely because of such acceleration) and all other defaults with respect to the Notes are cured.

12.4	The Trustee shall notify the Noteholders of an Event of Default within five (5) Business Days of the date on which the Trustee receives actual knowledge by way of written notice that an Event of Default has occurred and is continuing. The Trustee shall, within twenty (20) Business Days of the date on which the Trustee receives actual knowledge by way of written notice that an Event of Default has occurred and is continuing seek instructions from the Noteholders in accordance with Condition 14 (Decisions by Noteholders). The Trustee shall always be entitled to take the time necessary to consider whether an occurred event constitutes an Event of Default.

12.5	If the Noteholders instruct the Trustee to accelerate the Notes in accordance with Condition 12.1, the Trustee shall promptly declare the Notes due and payable and take such actions as the Noteholders deem to be necessary or desirable to enforce the rights of the Noteholders under the Finance Documents, unless the relevant Event of Default is no longer continuing.

12.6	If the right to accelerate the Notes is based upon a decision of a court of law or a government authority, it is not necessary that the decision has become enforceable under law or that the period of appeal has expired in order for cause of acceleration to be deemed to exist.

12.7	In the event of an acceleration of the Notes in accordance with this Condition 12, the Issuer shall redeem all Notes at an amount per Note equal to 100 per cent. of the Nominal Amount, together with accrued but unpaid Interest.

13.	DISTRIBUTION OF PROCEEDS

13.1	All payments by the Issuer relating to the Notes and the Finance Documents following an acceleration of the Notes in accordance with Condition 11.8 (Acceleration of the Notes) shall be distributed in the following order of priority, in accordance with the instructions of the Trustee:

(a)	first, in or towards payment pro rata of (i) all unpaid fees, costs, expenses and indemnities payable by the Issuer to the Trustee in accordance with the Trust Deed (other than any indemnity given for liability against the Noteholders), (ii) other costs, expenses and indemnities relating to the acceleration of the Notes or the protection of the Noteholders’ rights as may have been incurred by the Trustee, (iii) any costs incurred by the Trustee for external experts that have not been reimbursed by the Issuer in accordance with Condition 18.2.5, and (iv) any costs and expenses incurred by the Trustee in relation to a Noteholders’ Meeting or a Written Procedure that have not been reimbursed by the Issuer in accordance with Condition 14.13;

(b)	secondly, in or towards payment pro rata of accrued but unpaid Interest under the Notes (Interest due on an earlier Interest Payment Date to be paid before any Interest due on a later Interest Payment Date);

(c)	thirdly, in or towards payment pro rata of any unpaid principal under the Notes; and

(d)	fourthly, in or towards payment pro rata of any other costs or outstanding amounts unpaid under the Finance Documents.

Any excess funds after the application of proceeds in accordance with paragraphs (a) to (d) above shall be paid to the Issuer.

13.2	Funds that the Trustee receives (directly or indirectly) in connection with the acceleration of the Notes shall be held on trust by the Trustee on the terms set out in the Trust Deed. The Trustee shall arrange for payments of such funds in accordance with this Condition 13 as soon as reasonably practicable.

13.3	If the Issuer or the Trustee shall make any payment under this Condition 13, the Issuer or (in the case of payments by the Trustee) the Trustee, as applicable, shall notify the Noteholders of any such payment at least fifteen (15) Business Days before the payment is made. Such notice shall specify the Redemption Date and also the Record Date on which a person shall be registered as a Noteholder to receive the amounts due on such Redemption Date. Notwithstanding the foregoing, for any Interest due but unpaid the Record Date specified in Condition 7.1 shall apply.

14.	DECISIONS BY NOTEHOLDERS

14.1	A request by the Trustee for a decision by the Noteholders on a matter relating to the Finance Documents shall (at the option of the Trustee) be dealt with at a Noteholders’ Meeting or by way of a Written Procedure.

14.2	Any request from the Issuer or a Noteholder (or Noteholders) representing at least ten (10) per cent. of the Adjusted Nominal Amount (such request may only be validly made by a person who is a Noteholder on the Business Day immediately following the day on which the request is received by the Trustee) for a decision by the Noteholders on a matter relating to the Finance Documents shall be directed to the Trustee and dealt with at a Noteholders’ Meeting or by way a Written Procedure, as determined by the Trustee. The person requesting the decision may suggest the form for decision making, but if it is in the Trustee’s opinion more appropriate that a matter is dealt with at a Noteholders’ Meeting than by way of a Written Procedure, it shall be dealt with at a Noteholders’ Meeting.

14.3	The Trustee may refrain from convening a Noteholders’ Meeting or instigating a Written Procedure if (i) the suggested decision must be approved by any person in addition to the Noteholders and such person has informed the Trustee that an approval will not be given, or (ii) the suggested decision is not in accordance with applicable laws.

14.4	Only a person who is, or who has been provided with a power of attorney pursuant to Condition 6 (Right to act on behalf of a Noteholder) from a person who is, registered as a Noteholder:

(a)	on the Record Date prior to the date of the Noteholders’ Meeting, in respect of a Noteholders’ Meeting, or

(b)	on the Business Day specified in the communication pursuant to Condition 16.2, in respect of a Written Procedure,

may exercise voting rights as a Noteholder at such Noteholders’ Meeting or in such Written Procedure, provided that the relevant Notes are included in the Adjusted Nominal Amount.

14.5	The following matters shall require the consent of Noteholders representing at least sixty six and two thirds (66-2/3) per cent. of the Adjusted Nominal Amount for which Noteholders are voting at a Noteholders’ Meeting or for which Noteholders reply in a Written Procedure in accordance with the instructions given pursuant to Condition 16.2:

(a)	a change to the terms of any of Condition 2.1, and Conditions 2.5 to 2.7;

(b)	a reduction of any premium payable upon the redemption or repurchase of any Note pursuant to Clause 9 (Redemption and repurchase of the Notes);

(c)	a change to the Interest Rate or the Nominal Amount;

(d)	a change to the terms for the distribution of proceeds set out in Condition 13 (Distribution of proceeds);

(e)	a change to the terms dealing with the requirements for Noteholders’ consent set out in this Condition 14;

(f)	an extension of the tenor of the Notes or any delay of the due date for payment of any principal or interest on the Notes;

(g)	a mandatory exchange of the Notes for other securities; and

(h)	early redemption of the Notes, other than upon an acceleration of the Notes pursuant to Condition 11.8 (Acceleration of the Notes) or as otherwise permitted or required by these Terms and Conditions.

14.6	Any matter not covered by Condition 14.5 shall require the consent of Noteholders representing more than fifty (50) per cent. of the Adjusted Nominal Amount for which Noteholders are voting at a Noteholders’ Meeting or for which Noteholders reply in a Written Procedure in accordance with the instructions given pursuant to Condition 16.2. This includes, but is not limited to, any amendment to, or waiver of, the terms of any Finance Document that does not require a higher majority (other than an amendment permitted pursuant to Condition 17.1(a) or (b)), an acceleration of the Notes.

14.7	Quorum at a Noteholders’ Meeting or in respect of a Written Procedure only exists if a Noteholder (or Noteholders) representing at least fifty (50) per cent. of the Adjusted Nominal Amount in case of a matter pursuant to Condition 14.5, and otherwise twenty (20) per cent. of the Adjusted Nominal Amount:

(a)	if at a Noteholders’ Meeting, attend the meeting in person or by telephone conference (or appear through duly authorised representatives); or

(b)	if in respect of a Written Procedure, reply to the request.

If a quorum exists for some but not all of the matters to be dealt with at a Noteholders’ Meeting or by a Written Procedure, decisions may be taken in the matters for which a quorum exists.

14.8	If a quorum does not exist at a Noteholders’ Meeting or in respect of a Written Procedure, the Trustee or the Issuer shall convene a second Noteholders’ Meeting (in accordance with Condition 15.1) or initiate a second Written Procedure (in accordance with Condition 16.1), as the case may be, provided that the person(s) who initiated the procedure for Noteholders’ consent has confirmed that the relevant proposal is not withdrawn. For the purposes of a second Noteholders’ Meeting or second Written Procedure pursuant to this Condition 14.8, the date of request of the second Noteholders’ Meeting pursuant to Condition 15.1 or second Written Procedure pursuant to Condition 16.1, as the case may be, shall be deemed to be the relevant date when the quorum did not exist. The quorum requirement in Condition 14.7 shall not apply to such second Noteholders’ Meeting or Written Procedure.

14.9	Any decision which extends or increases the obligations of the Issuer or the Trustee, or limits, reduces or extinguishes the rights or benefits of the Issuer or the Trustee, under the Finance Documents shall be subject to the Issuer’s or the Trustee’s consent, as applicable.

14.10	A Noteholder holding more than one Note need not use all its votes or cast all the votes to which it is entitled in the same way and may in its discretion use or cast some of its votes only.

14.11	The Issuer may not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Noteholder for or as inducement to any consent under these Terms and Conditions, unless such consideration is offered to all Noteholders that consent at the relevant Noteholders’ Meeting or in a Written Procedure within the time period stipulated for the consideration to be payable or the time period for replies in the Written Procedure, as the case may be.

14.12	A matter decided at a duly convened and held Noteholders’ Meeting or by way of Written Procedure is binding on all Noteholders, irrespective of them being present or represented at the Noteholders’ Meeting or responding in the Written Procedure. The Noteholders that have not adopted or voted for a decision shall not be liable for any damages that this may cause other Noteholders and vice versa.

14.13	All costs and expenses incurred by the Issuer or the Trustee for the purpose of convening a Noteholders’ Meeting or for the purpose of carrying out a Written Procedure, including reasonable fees to the Trustee, shall be paid by the Issuer.

14.14	If a decision is to be taken by the Noteholders on a matter relating to the Finance Documents, the Issuer shall promptly at the request of the Trustee provide the Trustee with a certificate specifying the number of Notes owned by Group Companies or (to the knowledge of the Issuer) Affiliates, irrespective of whether such person is directly registered as owner of such Notes. The Trustee shall not be responsible for the accuracy of such certificate or otherwise be responsible for determining whether a Note is owned by a Group Company or an Affiliate.

14.15	Information about decisions taken at a Noteholders’ Meeting or by way of a Written Procedure shall promptly be sent by notice to the Noteholders and published on the website of the Issuer, provided that a failure to do so shall not invalidate any decision made or voting result achieved. The minutes from the relevant Noteholders’ Meeting or Written Procedure shall at the request of a Noteholder be sent to it by the Issuer or the Trustee, as applicable.

15.	NOTEHOLDERS’ MEETING

15.1	The Trustee shall convene a Noteholders’ Meeting as soon as practicable and in any event no later than ten (10) Business Days after receipt of a valid request from the Issuer or the Noteholder(s) (or such later date as may be necessary for technical or administrative reasons) by sending a notice thereof to each person who is registered as a Noteholder on a date selected by the Trustee which falls no more than five (5) Business Days prior to the date on which the notice is sent.

15.2	Should the Issuer wish to replace the Trustee, it may convene a Noteholders’ Meeting in accordance with Condition 15.1 with a copy to the Trustee. After a request from the Noteholders pursuant to Condition 18.4.3, the Issuer shall no later than five (5) Business Days after receipt of such request (or such later date as may be necessary for technical or administrative reasons) convene a Noteholders Meeting in accordance with Condition 15.1.

15.3	The notice pursuant to Condition 15.1 shall include (i) time for the meeting, (ii) place for the meeting, (iii) agenda for the meeting (including each request for a decision by the Noteholders), and (iv) a form of power of attorney. Only matters that have been included in the notice may be resolved upon at the Noteholders’ Meeting. Should prior notification by the Noteholders be required in order to attend the Noteholders’ Meeting, such requirement shall be included in the notice.

15.4	The Noteholders’ Meeting shall be held no earlier than ten (10) Business Days and no later than thirty (30) Business Days after the effective date of the notice.

15.5	Without amending or varying these Terms and Conditions, the Trustee may prescribe such further regulations regarding the convening and holding of a Noteholders’ Meeting as the Trustee may deem appropriate. Such regulations may include a possibility for Noteholders to vote without attending the meeting in person.

16.	WRITTEN PROCEDURE

16.1	The Trustee shall instigate a Written Procedure as soon as practicable and in any event no later than ten (10) Business Days after receipt of a valid request from the Issuer or the Noteholder(s) (or such later date as may be necessary for technical or administrative reasons) by sending a communication to each person who is registered as a Noteholder on a date selected by the Trustee which falls no more than five (5) Business Days prior to the date on which the communication is sent.

16.2	Should the Issuer wish to replace the Trustee, it may instigate a Written Procedure in accordance with Condition 16.1 with a copy to the Trustee.

16.3	A communication pursuant to Condition 16.1 shall include (i) each request for a decision by the Noteholders, (ii) a description of the reasons for each request, (iii) a specification of the Business Day on which a person must be registered as a Noteholder in order to be entitled to exercise voting rights, (iv) instructions and directions on where to receive a form for replying to the request (such form to include an option to vote yes or no for each request) as well as a form of power of attorney, and (v) the stipulated time period within which the Noteholder must reply to the request (such time period to last at least ten (10) Business Days and not longer than thirty (30) Business Days from the effective date of the communication pursuant to Condition 16.1). If the voting is to be made electronically, instructions for such voting shall be included in the communication.

16.4	When consents from Noteholders representing the requisite majority of the total Adjusted Nominal Amount pursuant to Conditions 14.5 and 14.6 have been received in a Written Procedure, the relevant decision shall be deemed to be adopted pursuant to Condition 14.5 or 14.6, as the case may be, even if the time period for replies in the Written Procedure has not yet expired.

17.	AMENDMENTS AND WAIVERS

17.1	The Issuer and the Trustee (acting on behalf of the Noteholders) may agree to amend the Finance Documents or waive any provision in a Finance Document, provided that:

(a)	such amendment or waiver is not detrimental to the interest of the Noteholders as a group, or is made solely for the purpose of rectifying obvious errors and mistakes;

(b)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(c)	such amendment or waiver has been duly approved by the Noteholders in accordance with Condition 14 (Decisions by Noteholders).

17.2	The consent of the Noteholders is not necessary to approve the particular form of any amendment to the Finance Documents. It is sufficient if such consent approves the substance of the amendment.

17.3	The Trustee shall promptly notify the Noteholders of any amendments or waivers made in accordance with Condition 17.1, setting out the date from which the amendment or waiver will be effective, and ensure that any amendments to the Finance Documents are published in the manner stipulated in Condition 10.3 (Publication of Finance Documents). The Issuer shall ensure that any amendments to the Finance Documents are duly registered with the CSD and each other relevant organisation or authority.

17.4	An amendment to the Finance Documents shall take effect on the date determined by the Noteholders Meeting, in the Written Procedure or by the Trustee, as the case may be.

18.	APPOINTMENT AND REPLACEMENT OF THE TRUSTEE

18.1	Appointment of the Trustee

18.1.1	By subscribing for Notes, each initial Noteholder appoints the Trustee to act pursuant to the Trust Deed as trustee in all matters relating to the Notes and the Finance Documents, and authorises the Trustee to act on its behalf (without first having to obtain its consent, unless such consent is specifically required by these Terms and Conditions or the Trust Deed) in any legal or arbitration proceedings relating to the Notes held by such Noteholder. By acquiring Notes, each Additional Noteholder confirms such appointment and authorisation for the Trustee to act on its behalf.

18.1.2	The Trustee shall not be bound to take any action in relation to the Trust Deed and these Terms and Conditions unless directed to do so in accordance with Conditions 14, 15 and/or 16, as applicable, and it has been indemnified and/or secured and/or prefunded to its satisfaction.

18.1.3	The Issuer shall promptly upon request provide the Trustee with any documents and other assistance (in form and substance satisfactory to the Trustee), that the Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents.

18.1.4	The Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents and the Trustee’s obligations as Trustee under the Finance Documents are conditioned upon the due payment of such fees and indemnifications.

18.1.5	The Trustee may act as Trustee or trustee for several issues of securities issued by or relating to the Issuer and other Group Companies notwithstanding potential conflicts of interest.

18.2	Duties of the Trustee

18.2.1	The Trustee shall represent the Noteholders in accordance with the Finance Documents. The Trustee is not responsible for the execution or enforceability of the Finance Documents.

18.2.2	When acting in accordance with the Finance Documents, the Trustee is always acting with binding effect on behalf of the Noteholders. The Trustee shall carry out its duties under the Finance Documents with the degree of care and diligence required of it as a trustee having regard to the provisions of the Trust Deed and the other Finance Documents.

18.2.3	The Trustee is entitled to delegate its duties to other professional parties, but the Trustee shall remain liable for the actions of such parties under the Finance Documents.

18.2.4	The Trustee shall treat all Noteholders equally and, when acting pursuant to the Finance Documents, act with regard only to the interests of the Noteholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

18.2.5	The Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents. The Issuer shall on demand by the Trustee pay all costs for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer which the Trustee reasonably believes may be detrimental to the interests of the Noteholders under the Finance Documents. Any compensation for damages or other recoveries received by the Trustee from external experts engaged by it for the purpose of carrying out its duties under the Finance Documents shall be distributed in accordance with Condition 13 (Distribution of proceeds).

18.2.6	The Trustee shall, as applicable, enter into agreements with the CSD, and comply with such agreement and the CSD Regulations applicable to the Trustee, as may be necessary in order for the Trustee to carry out its duties under the Finance Documents.

18.2.7	Notwithstanding any other provision of the Finance Documents to the contrary, the Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

18.2.8	If in the Trustee’s reasonable opinion the cost, loss or liability which it may incur (including reasonable fees to the Trustee) in complying with instructions of the Noteholders, or taking any action at its own initiative, will not be covered by the Issuer, the Trustee may refrain from acting in accordance with such instructions, or taking such action, until it has received such funding or indemnities (or adequate Lien has been provided therefore) as it may reasonably require.

18.2.9	The Trustee shall give a notice to the Noteholders (i) before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Trustee under the Finance Documents or (ii) if it refrains from acting for any reason described in Condition 18.2.8.

18.3	Limited liability for the Trustee

18.3.1	The Trustee will not be liable to the Noteholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence, wilful default or fraud. The Trustee shall never be responsible for indirect or consequential loss.

18.3.2	The Trustee shall not be considered to have acted negligently if it has acted in accordance with advice from or opinions of reputable external experts engaged by the Trustee or if the Trustee has acted with reasonable care in a situation when the Trustee considers that it is detrimental to the interests of the Noteholders to delay the action in order to first obtain instructions from the Noteholders.

18.3.3	The Trustee shall not be liable for any delay (or any related consequences) in crediting an account with an amount required pursuant to the Finance Documents to be paid by the Trustee to the Noteholders, provided that the Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Trustee for that purpose.

18.3.4	The Trustee shall have no liability to the Noteholders for damage caused by the Trustee acting in accordance with instructions of the Noteholders given in accordance with Condition 14 (Decisions by Noteholders) or a demand by Noteholders given pursuant to Condition 12.1.

18.3.5	Any liability towards the Issuer which is incurred by the Trustee in acting under, or in relation to, the Finance Documents shall not be subject to set-off against the obligations of the Issuer to the Noteholders under the Finance Documents.

18.4	Replacement of the Trustee

18.4.1	Subject to Condition 18.4.6, the Trustee may resign by giving notice to the Issuer and the Noteholders, in which case the Noteholders shall appoint a successor Trustee at a Noteholders’ Meeting convened by the retiring Trustee or by way of Written Procedure initiated by the retiring Trustee.

18.4.2	Subject to Condition 18.4.6, if the Trustee is Insolvent, the Trustee shall be deemed to resign as Trustee and the Issuer shall within ten (10) Business Days appoint a successor Trustee which shall be an independent financial institution or other reputable company which regularly acts as trustee under debt issuances.

18.4.3	A Noteholder (or Noteholders) representing at least ten (10) per cent. of the Adjusted Nominal Amount may, by notice to the Issuer (such notice may only be validly given by a person who is a Noteholder on the Business Day immediately following the day on which the notice is received by the Issuer), require that a Noteholders’ Meeting is held for the purpose of dismissing the Trustee and appointing a new Trustee. The Issuer may, at a Noteholders’ Meeting convened by it or by way of Written Procedure initiated by it, propose to the Noteholders that the Trustee be dismissed and a new Trustee appointed.

18.4.4	If the Noteholders have not appointed a successor Trustee within ninety (90) days after (i) the earlier of the notice of resignation was given or the resignation otherwise took place or (ii) the Trustee was dismissed through a decision by the Noteholders, the Issuer shall appoint a successor Trustee which shall be an independent financial institution or other reputable company which regularly acts as trustee under debt issuances.

18.4.5	The retiring Trustee shall, at its own cost, make available to the successor Trustee such documents and records and provide such assistance as the successor Trustee may reasonably request for the purposes of performing its functions as Trustee under the Finance Documents.

18.4.6	The Trustee’s resignation or dismissal shall only take effect upon the appointment of a successor Trustee and acceptance by such successor Trustee of such appointment and the execution of all necessary documentation to effectively substitute the retiring Trustee.

18.4.7	Upon the appointment of a successor, the retiring Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of the Finance Documents and remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Trustee. Its successor, the Issuer and each of the Noteholders shall have the same rights and obligations amongst themselves under the Finance Documents as they would have had if such successor had been the original Trustee.

18.4.8	In the event that there is a change of the Trustee in accordance with this Condition 18.4, the Issuer shall execute such documents and take such actions as the new Trustee may reasonably require for the purpose of vesting in such new Trustee the rights, powers and obligation of the Trustee and releasing the retiring Trustee from its further obligations under the Finance Documents. Unless the Issuer and the new Trustee agree otherwise, the new Trustee shall be entitled to the same fees and the same indemnities as the retiring Trustee.

18.5	New Trustee and Separate and Co-Trustees

18.5.1	One or more persons may hold office as trustee or trustees under the Trust Deed but such trustee or trustees shall be or include a trust corporation. The power to appoint a new trustee under the Trust Deed shall be vested in the Issuer but no person shall be appointed who shall not previously have been approved by the Noteholders pursuant to Condition 14.6. Any appointment of a new trustee shall as soon as practicable thereafter be notified by the Issuer to the Noteholders in accordance with these Terms and Conditions.

18.5.2	Notwithstanding the above, the Trustee may appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate trustee or as a co-trustee jointly with the Trustee in certain circumstances.

19.	APPOINTMENT AND REPLACEMENT OF THE ISSUING AGENT

19.1	The Issuer has appointed the Issuing Agent to manage certain specified tasks under these Terms and Conditions and in accordance with the legislation, rules and regulations applicable to and/or issued by the CSD and relating to the Notes.

19.2	The Issuing Agent may retire from its assignment or be dismissed by the Issuer, provided that the Issuer has approved that a commercial bank or securities institution approved by the CSD accedes as new Issuing Agent at the same time as the old Issuing Agent retires or is dismissed.

20.	APPOINTMENT AND REPLACEMENT OF THE CSD

20.1	The Issuer has appointed the CSD to manage certain tasks under these Terms and Conditions and in accordance with the CSD Regulations and the other regulations applicable to the Notes.

20.2	The CSD may retire from its assignment or be dismissed by the Issuer, provided that the Issuer has effectively appointed a replacement CSD that accedes as CSD at the same time as the old CSD retires or is dismissed and provided also that the replacement does not have a negative effect on any Noteholder or the listing of the Notes on a Regulated Market. The replacing CSD must be authorised to professionally conduct clearing operations pursuant to the Securities Markets Act (lag (2007:528) om värdepappersmarknaden) and be authorised as a central securities depository in accordance with the Financial Instruments Account Act (lag (1998:1479) om kontoföring av finansiella instrument).

21.	NO DIRECT ACTIONS BY NOTEHOLDERS

No Noteholder shall itself be entitled to proceed directly against the Issuer unless the Trustee, having become bound to so proceed, fails to do so within a reasonable time and such failure is continuing. Further, a Noteholder may not take any steps whatsoever to enforce or recover any amount due or owing to it pursuant to the Trust Deed and/or the Notes, or to initiate, support or procure the winding-up, dissolution, liquidation, company reorganisation (företagsrekonstruktion) or bankruptcy (konkurs) (or its equivalent in any other jurisdiction) of the Issuer in relation to any of the obligations and liabilities of the Issuer under the Trust Deed and/or the Notes. Such steps may only be taken by the Trustee.

22.	PRESCRIPTION

The right to receive repayment of the principal of the Notes shall become prescribed ten (10) years from the Redemption Date. The right to receive payment of interest (excluding any capitalised interest) shall be prescribed and become void five (5) years from the relevant due date for payment. The Issuer is entitled to any funds set aside for payments in respect of which the Noteholders’ right to receive payment has been prescribed.

23.	NOTICES AND PRESS RELEASES

23.1	Notices

23.1.1	Any notice or other communication to be made under or in connection with the Finance Documents:

(a)	if to the Trustee, shall be given at Sveavägen 9, 111 57 Stockholm;

(b)	if to the Issuer, shall be given at the address specified on its website www.millicom.com on the Business Day prior to dispatch; and

(c)	if to the Noteholders, shall be given at their addresses as registered with the CSD, on the Record Date prior to dispatch, and by either courier delivery or letter for all Noteholders. A Notice to the Noteholders shall also be published on the websites of the Issuer and the Trustee.

23.1.2	Any notice or other communication made by one person to another under or in connection with the Finance Documents shall be sent by way of courier, personal delivery or letter, or, if between the Issuer and the Trustee, by email, and will only be effective, in case of courier or personal delivery, when it has been left at the address specified in Condition 23.1.1, in case of letter, three (3) Business Days after being deposited postage prepaid in an envelope addressed to the address specified in Condition 23.1.1, or, in case of email, when received in readable form by the email recipient.

23.1.3	Any notice pursuant to the Finance Documents shall be in English.

23.1.4	Failure to send a notice or other communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.

23.2	Press releases

23.2.1	Any notice that the Issuer or the Trustee shall send to the Noteholders pursuant to Conditions 9.3 (Voluntary total redemption (Call option)), 9.4 (Early redemption due to illegality), 9.5 (Repurchase with Excess Proceeds), 10.1.2, 12.4, 14.15, 15.1, 16.1 and 17.3 shall also be published by way of press release by the Issuer or the Trustee, as applicable.

23.2.2	In addition to Condition 23.2.1, if any information relating to the Notes, the Issuer contained in a notice the Trustee may send to the Noteholders under these Terms and Conditions has not already been made public by way of a press release, the Trustee shall before it sends such information to the Noteholders give the Issuer the opportunity to issue a press release containing such information. If the Issuer does not promptly issue a press release and the Trustee considers it necessary to issue a press release containing such information before it can lawfully send a notice containing such information to the Noteholders, the Trustee shall be entitled to issue such press release.

24.	FORCE MAJEURE AND LIMITATION OF LIABILITY

24.1	Neither the Trustee nor the Issuing Agent shall be held responsible for any damage arising out of any legal enactment, or any measure taken by a public authority, or war, strike, lockout, boycott, blockade, natural disaster, insurrection, civil commotion, terrorism or any other similar circumstance (a “Force Majeure Event”). The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Trustee or the Issuing Agent itself takes such measures, or is subject to such measures.

24.2	The Issuing Agent shall have no liability to the Noteholders if it has observed reasonable care. The Issuing Agent shall never be responsible for indirect damage with exception of gross negligence and wilful misconduct.

24.3	Should a Force Majeure Event arise which prevents the Trustee or the Issuing Agent from taking any action required to comply with these Terms and Conditions, such action may be postponed until the obstacle has been removed.

24.4	The provisions in this Condition 24 apply unless they are inconsistent with the provisions of the Financial Instruments Accounts Act which provisions shall take precedence.

25.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

25.1	No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999 except and to the extent, if any, that the Notes expressly provide for such Act to apply to any of their terms. This does not affect any right or remedy of a third party which exists or is available apart from that Act.

25.2	For the avoidance of doubt, the Issuing Agent is intended by the parties to this Agreement to have the rights under the Contract (Rights of Third Parties) Act 1999 to enforce the terms of Condition 4 (Condition Precedent)

26.	GOVERNING LAW AND JURISDICTION

26.1	The Trust Deed and the Notes, and any non-contractual obligations arising out of or in connection therewith, shall be governed by and construed in accordance with English law. For the avoidance of doubt, the articles 470-1 to Article 470-19 of the Luxembourg law dated 10 August 1915 as amended are excluded.

26.2	The Issuer has in the Trust Deed agreed for the benefit of the Trustee and the Noteholders that the English courts shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with the Trust Deed or the Notes (including claims for set-off and counterclaims), including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by the Trust Deed and the Notes; and (ii) any non-contractual obligation arising out of or in connection with the Trust Deed and the Notes and accordingly submits to the exclusive jurisdiction of the English courts. For such purposes each of the Issuer and the Trustee irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

26.3	Notwithstanding that, under the Financial Instruments Accounts Act or the operating procedures, rules and regulations of the CSD, (together, the “Swedish Remedies”), holders of the Notes may have remedies against the Issuer or for non-payment or non-performance under the Trust Deed and the Notes, a Noteholder must first exhaust all available remedies in the courts of England and Wales for non-payment or non-performance before any proceedings may be brought against the Issuer in Sweden in respect of the Swedish Remedies. Notwithstanding the above, and in this limited respect only, a Noteholder may not therefore take concurrent proceedings in Sweden.

26.4	The Issuer:

(a)	waives any objection to the choice of or submission to the English courts on the grounds of inconvenient forum or otherwise as regards proceedings in connection with the Trust Deed and the Notes or any non-contractual obligations arising out of or in connection with the Trust Deed and the Notes; and

(b)	agrees that a judgment, declaration or order (whether interim or final) of an English court in connection with the Trust Deed and the Notes or any non-contractual obligations arising out of or in connection with the Trust Deed and the Notes is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

26.5	To the extent permitted by law, the Trustee and the Noteholders may take any suit, action or proceeding arising out of or in connection with the Trust Deed and the Notes against the Issuer in any other court of competent jurisdiction.

26.6	The Issuer shall appoint an agent in England to which service of process and any other documents in proceedings in England in connection with the Trust Deed and the Notes, including these Terms and Conditions may be made and any such documents may be served. Any writ, judgment or other notice of legal process shall be sufficiently served on the Issuer, if delivered to it (or, if appointed, such agent) at its address in England for the time being. The Issuer undertakes with the Trustee not to revoke the authority of any such agent without the prior written consent of the Trustee.